UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §204.14a-12

WMS INDUSTRIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

800 South Northpoint Boulevard

Waukegan, Illinois 60085

October 23, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 11, 2008

10:00 a.m., Central Time

The Four Seasons Hotel

120 E. Delaware Place

Chicago, Illinois 60611

AGENDA:

1.	To elect a board of ten (10) directors;

2.	To approve the adoption of our Employee Stock Purchase Plan;

3.	To ratify the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on October 16, 2008 are entitled to notice of and to vote at our Annual Meeting of Stockholders and any adjournments thereof. A list of the stockholders entitled to vote will be available for examination by any stockholder of WMS for any purpose germane to the Annual Meeting of Stockholders during regular business hours at our principal executive offices for the period beginning ten calendar days prior to the December 11, 2008 meeting until the end of the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 and 3.

By Order of the Board of Directors,

Kathleen J. McJohn
Vice President, General Counsel and Secretary

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE.

i

ii

ANNUAL MEETING OF STOCKHOLDERS

WMS INDUSTRIES INC.

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

1.	WHO IS SOLICITING MY VOTE?

This proxy solicitation is being made by the Board of Directors of WMS Industries Inc. We have retained Georgeson Shareholder Communications, Inc., to assist in the distribution of our proxy materials. We will pay the entire cost of this solicitation, including Georgeson’s fee which we expect to be approximately $1,500.

2.	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

This proxy statement was first mailed to stockholders on or about October 24, 2008.

3.	WHAT MAY I VOTE ON?

You may vote on:

➢	The election of ten (10) directors to serve on our Board of Directors.

➢	The approval of the WMS Industries Inc. Employee Stock Purchase Plan.

➢	The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2009.

4.	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board of Directors recommends that you vote:

➢	FOR each of the director nominees to serve on our Board of Directors.

➢	FOR the approval of our Employee Stock Purchase Plan.

➢	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2009.

5.	WHO IS ENTITLED TO VOTE?

Holders of shares of our common stock as of the close of business on October 16, 2008, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting of Stockholders. On the Record Date, approximately 50,030,858 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at our principal place of business, located at 800 South Northpoint Blvd., Waukegan, Illinois 60085, from our Corporate Secretary at least ten calendar days before December 11, 2008. The list of stockholders will also be available at the Annual Meeting of Stockholders.

6.	HOW DO I VOTE BY MAIL?

If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted as you direct by one of the individuals indicated on the card (your “proxy”). If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the approval of our Employee Stock Purchase Plan and FOR the ratification of the appointment of our independent registered public accounting firm. For additional information, please see question 12, below.

7.	WHO CAN ATTEND THE ANNUAL MEETING OF STOCKHOLDERS?

Only stockholders as of the close of business on October 16, 2008, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your instruction form from your broker to the meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on October 16, 2008 to attend the meeting.

8.	CAN I VOTE AT THE MEETING?

Yes. If you wish to vote your shares in person at the Annual Meeting of Stockholders and they are held by your broker in “street name,” you must bring a letter from the broker to the meeting showing that you were the beneficial owner of the shares on October 16, 2008.

9.	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. You may change your vote at any time before the voting concludes at the Annual Meeting of Stockholders by taking any one of the following actions:

➢	Sending in another proxy signed on a later date by mail.

➢	Notifying our Corporate Secretary in writing before the Annual Meeting of Stockholders that you wish to revoke your proxy.

➢	Voting in person at the Annual Meeting of Stockholders.

10.	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting of Stockholders, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on October 16, 2008.

11.	WHAT IS A “QUORUM”?

A “quorum” is a majority of the outstanding shares. The shares may be present at the Annual Meeting of Stockholders or represented by proxy. There must be a quorum for the Annual Meeting of Stockholders to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

12.	WHAT IS BROKER “DISCRETIONARY” VOTING?

Under the rules of the New York Stock Exchange (NYSE), if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors and ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Your broker cannot vote your shares without your instruction on how to vote on the approval of our Employee Stock Purchase Plan, so it is very important that you instruct your broker how to vote on this proposal.

13.	HOW ARE MATTERS PASSED OR DEFEATED?

➢

Under Delaware law, the ten director nominees receiving the highest number of affirmative votes will be elected. Our Board of Directors has adopted a policy requiring any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation to the Board of Directors for consideration by our Nominating and Corporate Governance Committee and Board. For purposes of this calculation, abstentions and broker non-votes will not be counted. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

➢

Proposal 2, approval of our Employee Stock Purchase Plan must receive affirmative votes from more than 50 percent of the shares that are present and entitled to vote in order to be approved. Broker non-votes are not counted as shares voted on the approval of the Employee Stock Purchase Plan. An abstention has the same effect as a vote AGAINST this proposal.

➢

Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from more than 50 percent of the shares that are present and entitled to vote in order to be approved. An abstention has the same effect as a vote AGAINST this proposal.

14.	WHO WILL COUNT THE VOTES?

Proxies will be tabulated by our transfer agent, American Stock Transfer and Trust Company.

15.	IS MY VOTE CONFIDENTIAL?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer and Trust Company and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit American Stock Transfer and Trust Company to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

16.	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED ON THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS BE CONDUCTED?

We do not know of any business to be considered at the Annual Meeting of Stockholders other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting of Stockholders, your signed proxy card gives authority to Brian R. Gamache, Orrin J. Edidin, Scott D. Schweinfurth and Kathleen J. McJohn to vote on such matters at their discretion.

17.	DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you are the beneficial owner, but not the record holder of our shares, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from you or one or more of the other stockholders at the same address. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of these documents, now or in the future, should submit this request by writing to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038 or by calling (800) 937-5449 or (718) 921-8124. Beneficial owners sharing an address who are receiving multiple copies of these documents and who wish to receive a single copy in the future will need to contact their broker, bank or other nominee to request that only one copy of each document be mailed to all stockholders at the shared address in the future.

18.	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS DUE?

We must receive any stockholder proposals of matters to be acted upon at our 2009 Annual Meeting of Stockholders on or before June 23, 2009, in order to consider including them in our proxy materials for that meeting. Except as otherwise permitted under Rule 14a-8 under the Securities Exchange Act of 1934, in order for a matter to be acted upon at an Annual Meeting of Stockholders, notice of stockholder proposals must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders; provided, however, that in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered to our Corporate Secretary at 800 South Northpoint Blvd., Waukegan, Illinois 60085 not earlier than the 120th day prior to an Annual Meeting of Stockholders and not later than the 10th day following the day on which we first publicly announce the date of the meeting. Next year, provided we do not change our meeting date as described above, the submission period for stockholder notices and director nominations will extend from August 13, 2009 to September 12, 2009, except as otherwise permitted under Rule 14a-8 under the Securities Exchange Act of 1934.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated all ten of our current directors, named below, to stand for re-election as directors to serve for a term expiring at our 2009 Annual Meeting of Stockholders or until their respective successors are elected and qualify.

Unless authority to vote for the election of directors is withheld, the proxy holders named in the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees named below. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees designated by the Board.

Name of Nominee (Age)	Position with Company and Principal Occupation	Director Since
Harold H. Bach, Jr. (76)	Director; Retired Chief Financial Officer of Midway Games Inc.	2003
Robert J. Bahash (63)	Director; Executive Vice President and Chief Financial Officer of The McGraw-Hill Companies	2007
Brian R. Gamache (49)	Chairman of the Board; Chief Executive Officer	2001
Patricia M. Nazemetz (58)	Director; Chief Human Resources and Ethics Officer of Xerox Corporation	2007
Louis J. Nicastro (80)	Founding Director; Retired Chairman and Chief Executive Officer of WMS Industries Inc.	1974
Neil D. Nicastro (51)	Director; Retired President and Chief Executive Officer of Midway Games Inc.	1986
Edward W. Rabin, Jr. (61)	Lead Director; Retired President of Hyatt Hotels Corporation	2005
Ira S. Sheinfeld (70)	Director; Partner, Hogan & Hartson, LLP (Attorneys-at-Law)	1993
Bobby L. Siller (63)	Director; Retired Member of the Nevada Gaming Control Board	2008
William J. Vareschi, Jr. (66)	Director; Retired Chief Executive Officer and Vice Chairman of Central Parking Corporation	2004

Harold H. Bach, Jr. joined our Board in October 2003. He served as Chief Financial Officer and an Executive Vice President of Midway Games Inc. (NYSE: MWY) (“Midway”) for more than five years until his retirement in September 2001. Mr. Bach also served as Vice President—Finance, Chief Financial Officer and Chief Accounting Officer of WMS for over five years until 1999 when he resigned his position with us to devote his full business time to Midway. Mr. Bach is a certified public accountant (retired) and was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989). Mr. Bach is the Chairman of our Audit and Ethics Committee.

Robert J. Bahash joined our Board in September 2007. He has served as Executive Vice President and Chief Financial Officer for The McGraw-Hill Companies since 1988. Mr. Bahash has been with McGraw-Hill since 1974 and has held a number of finance-related positions. Mr. Bahash is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute, and the New Jersey Society of Certified Public Accountants. Mr. Bahash is a certified public accountant and a member of our Audit and Ethics Committee and our Compensation Committee.

Brian R. Gamache serves as our Chairman of the Board and Chief Executive Officer. Mr. Gamache has served as our Chief Executive Officer since April 2000 and also served as our President from June 2001 until he became our Chairman in July 2008. From 1990 until 1997, Mr. Gamache served in various executive capacities for our former hotel and resort subsidiaries, rising to the position of President and Chief Operating Officer. At the time of WMS’ 1997 spin-off of WHG Resorts & Casinos Inc., Mr. Gamache left WMS to devote his full time to WHG Resorts & Casinos Inc. Mr. Gamache served as President of the Luxury and Resort Division of Wyndham International from 1998 until April 2000. Mr. Gamache is a member of the Board of the American Gaming Association and serves as the Chair of its Finance Committee.

Patricia M. Nazemetz joined our Board in December 2007. She has served as Chief Human Resources and Ethics Officer for Xerox Corporation since 2007. Ms. Nazemetz has also served as a Vice President for Xerox Corporation since January 1999. Ms. Nazemetz has been with Xerox since 1979 and has held a number of human resource related positions. Ms. Nazemetz serves as director of Energy East Corporation (NYSE: EAS). She is also a trustee of Fordham University. Ms. Nazemetz is a member of our Compensation Committee and our Nominating and Corporate Governance Committee.

Louis J. Nicastro has served as a director since our incorporation in 1974. Mr. Nicastro served as our Chairman of the Board from 1974 until 2008. Mr. Nicastro is designated as our Founding Director in recognition of his contributions to our Company. Additionally, he was our Chief Executive Officer from 1998 until June 2001 and was also President from 1998 to April 2000. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President during the periods 1985-1988 and 1990-1991, among other executive positions. Mr. Nicastro is Neil D. Nicastro’s father.

Neil D. Nicastro served in various executive positions for us, including President, Chief Executive Officer and Chief Operating Officer, beginning in 1986 until his resignation from all executive positions with us in 1998. Mr. Nicastro served as Midway’s President from 1991 until May 2003 and Chief Executive Officer from 1996 to May 2003. He also served as Midway’s Chairman of the Board from 1996 until June 2004. Mr. Nicastro is Louis J. Nicastro’s son. Mr. Nicastro is a member of our Gaming Compliance Committee.

Edward W. Rabin, Jr. became our Lead Director in July 2008. Mr. Rabin served as the President of Hyatt Hotels Corporation from 2003 until his retirement in January 2006. Between 1989 and 2003, Mr. Rabin served as Executive Vice President for Hyatt Hotels Corporation, and was named Chief Operating Officer in 2000. Mr. Rabin is a director of PrivateBancorp, Inc. (NASDAQ-PVTB), Sally Beauty Holdings (NYSE: SBH), and Oneida Ltd. Mr. Rabin serves as Chairman of our Compensation Committee, and is a member of our Audit and Ethics Committee.

Ira S. Sheinfeld has been a member of the law firm of Hogan & Hartson, LLP and a predecessor law firm, Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years.

Bobby L. Siller joined our Board in January 2008. He was one of three members of the Nevada State Gaming Control Board serving for eight years from January 1999 until December 31, 2006. Prior to his appointment to the Nevada State Gaming Control Board, he served for 25 years with the Federal Bureau of Investigation (FBI). At the FBI, he was Special Agent-in-Charge of the Las Vegas Division for three years, as well as at bureau offices in Dayton, Ohio and Dallas, Texas, and as an administrator with the FBI Academy in Quantico, Virginia. Mr. Siller is a member of our Gaming Compliance Committee and our Nominating and Corporate Governance Committee.

William J. Vareschi, Jr. was the Chief Executive Officer and Vice Chairman of the Board of Central Parking Corporation from April 2001 until his retirement in May 2003. Before joining Central Parking Corporation in April 2001, his prior business career of more than 35 years was spent with the General Electric

Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). In 1996, Mr. Vareschi became President and Chief Executive Officer of GE Engine Services, a position he held until July 2000. Mr. Vareschi also serves as a director and a member of the audit committee of WESCO International Inc. (NYSE: WCC). Mr. Vareschi serves as Chairman of our Nominating and Corporate Governance Committee and is a member of our Audit and Ethics Committee.

Vote Required to Elect Nominees

Under Delaware law, the affirmative vote of a plurality of the shares present in person or by proxy at the Annual Meeting of Stockholders is required to elect directors. Our Board of Directors has adopted a policy requiring any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation to the Board of Directors for consideration by our Nominating and Corporate Governance Committee and Board. For purposes of this calculation, abstentions and broker non-votes will not be counted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

EXECUTIVE OFFICERS

Principal Stockholders

The following table sets forth information as of the dates noted in the footnotes about persons that, to our knowledge, as of October 16, 2008 beneficially owned more than 5% of our outstanding shares of common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Brian R. Gamache, whose beneficial ownership is described under “Security Ownership of Directors, Nominees and Executive Officers” below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Sumner M. Redstone and National Amusements, Inc. 200 Elm Street Dedham, MA 02026	3,997,555	(1)	8.0%

Kornitzer Capital Management Inc. 5420 West 61st Place Shawnee Mission, KS 66205	3,516,206	(2)	7.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,660,145	(3)	5.3%

Turner Investment Partners, Inc. 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	2,571,468	(4)	5.1%

(1)	Based upon an amendment to Schedule 13D filed with the Securities and Exchange Commission by Sumner M. Redstone and National Amusements, Inc. (“NAI”) on July 30, 2008. As a result of his stock ownership in NAI, Mr. Redstone is considered the beneficial owner of the shares owned by NAI. NAI has reported shared dispositive power over 3,997,555 shares. Under a Voting Proxy Agreement among Mr. Redstone, NAI, Brian R. Gamache (our Chairman and Chief Executive Officer) and us, Mr. Gamache has sole voting power over NAI’s shares. “See Voting Proxy Agreements” below.
(2)	Based upon Amendment No. 1 to Schedule 13G dated February 13, 2008, filed with the Securities and Exchange Commission by Kornitzer Capital Management Inc. Kornitzer Capital Management Inc. reported that it has sole voting power over 3,516,206 shares, sole dispositive power over 3,397,421 shares and shared dispositive power over 118,785 shares.
(3)	Based upon Amendment No. 2 to Schedule 13G dated December 31, 2007 filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported that it and its subsidiaries have sole voting power over 745,500 shares and sole dispositive power over 2,660,145 shares. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Based upon Amendment No. 1 to Schedule 13G dated January 25, 2008, filed with the Securities and Exchange Commission by Turner Investment Partners, Inc. Turner Investment Partners, Inc. reported that it has sole voting power over 2,042,520 shares and sole dispositive power over 2,571,468 shares.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of October 16, 2008, information about the beneficial ownership of our common stock by each of our directors (all of which are nominees) and our executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power. All persons listed beneficially own less than 1% of our outstanding shares, except Brian R. Gamache (10.2%) and Directors and Executive Officers as a group (13.0%).

Name of Beneficial Owner	Total Beneficially Owned (1)		Number of Vested Options (1)	Number of Shares of Restricted Stock or Units		Number of Deferred Units (2)
Harold H. Bach, Jr.*	45,509		18,893	17,970		4,978
Robert J. Bahash*	50,002		25,000	11,334		—
Patricia C. Barten	40,786		31,433	8,456	(3)	—
Orrin J. Edidin	179,784		130,970	38,213	(3)	—
Brian R. Gamache*	5,176,481	(4)	674,405	89,420	(3)	—
Kathleen J. McJohn	64,699		56,473	7,614	(3)	—
Patricia M. Nazemetz*	32,666		25,000	7,666		—
Louis J. Nicastro*	53,076		26,460	17,970		4,978
Neil D. Nicastro*	90,597		63,960	17,970		4,978
Edward W. Rabin, Jr.*	106,523	(5)	52,635	17,970		—
Scott D. Schweinfurth	274,792		244,555	23,687	(3)	—
Ira S. Sheinfeld*	124,408		101,460	17,970		4,978
Bobby L. Siller*	7,666		—	7,666		—
William J. Vareschi, Jr.*	60,576		26,460	17,970		4,978

Directors and Executive Officers as a group (17 persons)	6,932,487		1,581,901	308,626		29,868

*	Nominee for Director
(1)	Includes shares subject to options that are currently exercisable or will become exercisable within 60 days. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person individually and by all directors and executive officers as a group but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person.
(2)	Deferred units are non-voting interests which represent the right to receive, upon departure from the Board, one share of our common stock for each deferred unit granted.
(3)	Includes restricted stock units which are non-voting interests: Ms. Barten (5,764 units), Mr. Edidin (26,925 units), Mr. Gamache (54,473 units), Ms. McJohn (4,688 units) and Mr. Schweinfurth (8,627 units).
(4)	Includes 3,997,555 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has sole voting power but no dispositive power. Includes 300,000 shares owned by Phyllis G. Redstone for which the reporting person has sole voting power but no dispositive power. See “Voting Proxy Agreements.”
(5)	Includes 32,168 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife.

Voting Proxy Agreements

In order for us to manufacture and sell gaming machines in Nevada, our officers and directors are required to be, and have been or are in the process of being, registered, licensed or found suitable by the Nevada gaming authorities, among other gaming authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 5% stockholder of our Company, Sumner M. Redstone was required to apply, and has an application pending, with the Nevada gaming authorities, for a finding of suitability as a stockholder of our Company. National Amusements, Inc., a company controlled by Mr. Redstone, owns 3,997,555 shares, or 8.0% of our outstanding shares.

Under an amended voting proxy agreement, originally entered into in 1995, Mr. Redstone and National Amusements, Inc. voluntarily granted a voting proxy to a proxy-holder to vote all of Mr. Redstone’s and National Amusements, Inc.’s shares. In 2006, Mr. Brian R. Gamache became the proxy-holder under the agreement. The agreement is intended to ensure that the passive investment position of Mr. Redstone and National Amusements, Inc. relative to our Company will not change without prior notification to the Nevada gaming authorities. Under the agreement, Mr. Gamache votes the shares subject to the agreement at his discretion at meetings of our stockholders and acts as proxy in connection with any written consent of our stockholders. The term of the agreement ends on August 24, 2010, unless Mr. Redstone terminates it earlier upon 30 days’ written notice. It may also be terminated upon a finding by the Nevada gaming authorities that Mr. Redstone and National Amusements Inc. are suitable as stockholders of our Company or are no longer subject to the applicable provisions of Nevada gaming laws. Mr. Gamache has advised us that he plans to use the voting proxy to vote such shares in favor of each nominee for election as director under Proposal 1 and FOR Proposals 2 and 3.

Phyllis G. Redstone currently owns 300,000 shares, or less than 1.0% of our outstanding shares. Under an amended voting agreement, originally entered into in 2002, Ms. Redstone granted a voting proxy to a proxy-holder. In 2006, Mr. Gamache became the proxy-holder. Under this agreement, Mr. Gamache will vote the shares owned by Ms. Redstone at his discretion at meetings of our stockholders and will act as proxy in connection with any written consent of our stockholders. The term of the agreement ends on November 8, 2012, unless Ms. Redstone terminates it earlier upon 30 days’ written notice. Mr. Gamache has advised us that he plans to use the voting proxy from Ms. Redstone to vote such shares in favor of each nominee for election as director under Proposal 1 and FOR Proposals 2 and 3.

CORPORATE GOVERNANCE

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at www.wms.com: (1) our Amended and Restated Certificate of Incorporation; (2) our Amended and Restated By-laws; (3) our Corporate Governance Guidelines; (4) our Code of Conduct applicable to our directors, officers and employees; (5) our Whistleblower Policy; and (6) the Charters of our Audit and Ethics, Compensation, and Nominating and Corporate Governance Committees. We will provide a copy of these documents to our stockholders, without charge, upon written request addressed to us at 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer.

Board of Directors	Eleven (11) meetings in fiscal year 2008

The Board of Directors is our ultimate decision-making body, responsible for overseeing our affairs, except with respect to those matters reserved to the stockholders by law or under our By-laws.

Each director nominated for re-election attended at least 75%, except Ms. Nazemetz who attended 69%, of the aggregate number of meetings of the Board and all Committees on which he or she served during the fiscal year. Our non-employee directors hold regular executive sessions without management being present. During fiscal year 2008, the Board met in executive session without management being present at seven (7) meetings. Our Lead Director, who is not an executive officer, presides at executive sessions of the Board of Directors.

Role of the Lead Director

In July 2008, Mr. Louis J. Nicastro retired as the Company’s Chairman of the Board but remains on our board of directors as our Founding Director. As part of our succession plan, the Board of Directors appointed

Brian R. Gamache, our Chief Executive Officer, to serve as its Chairman. The Board determined to combine the position of Chairman and Chief Executive Officer in order to unify the leadership of our company in one person, Mr. Gamache. In making its determination, the Board concluded that, in the highly competitive and regulated gaming industry, it is critical that our leadership have substantial experience in the industry. Additionally, the Board believed that a combined Chairman and Chief Executive Officer would facilitate the setting of clear strategic direction and enable a quick response to competitive pressures and changes in the industry. The Board also determined that a continuity of leadership will reduce the likelihood of turn-over in executive positions. As Chief Executive Officer, Mr. Gamache will focus on setting our strategic direction, global expansion, customer and employee satisfaction, leadership development and corporate culture. In his role as Chairman, Mr. Gamache will be responsible for presiding at meetings of the Board (other than executive sessions of non-employee directors) and, in consultation with our Lead Director, setting schedules for meetings, developing agendas and indicating the information to be provided to the directors.

Concurrently with naming Mr. Gamache as Chairman, the Board created a new Lead Director position. Effective July 1, 2008, the Board appointed Edward W. Rabin, Jr. to serve as Lead Director. The Board determined that the Lead Director (i) will be independent in accordance with our standards for independence, (ii) will not have been our full-time employee at any time or have been, within the past five years, a provider of professional services to us, (iii) will be appointed by a majority vote of the independent members of the Board, and (iv) will have served on the Board for at least one year.

The Lead Director has the following responsibilities:

➢

Participate with the Chairman of the Board in establishing and approving Board meeting schedules, the agenda for Board meetings, the time allotted for agenda items, and the information to be sent to the Board.

➢	Convene and preside at executive sessions of the non-employee and independent members of the Board of Directors.

➢	Serve as liaison between the Chairman of the Board and the non-employee directors.

➢	Preside at all Board meetings at which the Chairman of the Board is not present.

➢	Facilitate communications between Board members and our officers, without in any way limiting the access of any Board member to such officers through other means.

➢	Be available, if requested by any stockholder owning 3% or more of our outstanding stock, for consultation and direct communication with such stockholder.

➢	Such other responsibilities as the Board may specify from time to time in order to better serve us and our stockholders.

Governance Principles

The Board has adopted Corporate Governance Guidelines and a Code of Conduct. Under our Code of Conduct, only the Board of Directors or a Committee of the Board of Directors may grant a waiver of this code to an executive officer or director. Any waiver will be promptly disclosed to our stockholders and as required by law or NYSE regulations. We have established a whistleblower hotline for use by our employees and other interested parties to report suspected violations of our Code of Conduct or other complaints directly to executive management and our Audit and Ethics Committee. Quarterly, our internal audit department and General Counsel report any suspected violations of our Code of Conduct and any activity on our whistleblower hotline to our Audit and Ethics Committee and our Board of Directors. All employees and our directors are required to receive ethics training at least annually on our Code of Conduct.

The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, Code of Conduct, charters and key policies and practices as warranted.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors. Under these guidelines each of our Board members is expected to own 5,000 shares. Deferred units and restricted stock held by the directors count toward meeting the requirements but unexercised stock options do not. The guidelines were adopted in September 2006 and have been reviewed and updated periodically. Under the policy, newly appointed or elected directors will have four years from joining our board to comply with these guidelines. All directors currently comply with these guidelines.

Director Independence

It has been our policy, and it is a requirement of the listing standards of the NYSE, that a majority of the members of our Board qualify as “independent” directors who have no material relationship with us, other than serving as a director. Our Board has adopted the following categorical standards, as permitted by Section 303A.02 of the NYSE Listed Company Manual. A director who is not disqualified from being independent under Section 303A.02 of the NYSE Listed Company Manual and who meets all of the following categorical standards is presumed to be independent:

➢

The director does not directly or indirectly (as a partner, stockholder or officer of another company) provide consulting, legal or financial advisory services to us or our auditors for compensation exceeding (i) for direct services, $100,000 or (ii) for indirect services, the greater of $1 million or 2% of such other company’s revenues.

➢	The director does not own 5% or more of our common stock or convertible subordinated notes.

➢	The director does not serve as an executive officer or director of an organization that receives significant financial contributions from us.

Our Board has determined that all of the existing members of our Board of Directors, except for our Chairman and Chief Executive Officer, Brian R. Gamache, are independent in accordance with our policies. Mr. Gamache is not independent because he is one of our executive officers and, due to the voting proxy agreements described above, has voting power over more than 5% of our common stock.

In addition, in order to be nominated for election to our Board, our directors must possess a number of skills and other qualifications, as discussed below under the heading “Nominating and Corporate Governance Committee Policies.”

Evaluation of Board Performance

In 2008, as required by the Corporate Governance Standards of the NYSE, our Board, led by the Nominating and Corporate Governance Committee, conducted its annual evaluation of the Board’s performance as a whole. Each standing Committee of the Board conducted a separate evaluation of its own performance and the adequacy of its charter. Each Committee then reported the results of its self-evaluation to the Board as a whole. The Nominating and Corporate Governance Committee considers these evaluations during the nominating process.

Director Education

We require our directors to participate in continuing education periodically. Over the last two fiscal years, five of our directors participated in third-party provided continuing education programs on corporate governance and other topics pertinent to the responsibilities of the Board and its Committees. Additionally, in fiscal year 2008, our Audit and Ethics Committee participated in regular quarterly educational sessions provided by our Finance Department covering critical accounting policies, new accounting principles and accounting trends.

COMMITTEES OF THE BOARD OF DIRECTORS

To assist it in carrying out its duties, the Board has delegated specific authority to three standing Committees: Audit and Ethics Committee; Nominating and Corporate Governance Committee; and Compensation Committee. The Board of Directors has determined that all of the members of these Committees are independent directors in accordance with our policies and standards of independence. In addition to these standing committees, the Board has selected a Gaming Compliance Committee to oversee our gaming regulatory compliance program.

Audit and Ethics Committee	Ten (10) meetings in fiscal year 2008

The Audit and Ethics Committee is currently composed of four independent directors: Messrs. Bach (Chairman), Bahash, Rabin and Vareschi. The Board has determined that each member of our Audit and Ethics Committee is financially literate and that Messrs. Bach, Bahash and Vareschi are audit committee financial experts. Our Audit and Ethics Committee:

➢	Reviews our annual and quarterly financial statements, including our quarterly earnings releases.

➢	Engages our independent registered public accounting firm and approves their fees.

➢	Reviews the reports of our independent registered public accounting firm and the independence and performance of such accounting firm.

➢	Reviews and discusses our critical accounting policies with our independent registered public accounting firm.

➢	Reviews and discusses the effectiveness of our internal control over financial reporting with our independent registered public accounting firm.

➢	Monitors investigations of any reports of violations of our Code of Conduct and oversees any investigations relating to accounting controls, financial reporting or potential fraud.

➢	Supervises and oversees our internal audit department.

➢	Preserves independence by preapproving any non-audit related services to be provided by our independent registered public accounting firm and all related fees.

➢	Reviews with our internal audit department and independent registered public accounting firm the scope of, plans for and results of their respective audits.

The Audit and Ethics Committee also performs the other functions described in its charter. The Audit and Ethics Committee met in executive session with our independent registered public accounting firm without management being present four (4) times in fiscal year 2008. Please also see the “Audit and Ethics Committee Report” beginning on page 53 below.

Compensation Committee	Twelve (12) meetings in fiscal year 2008

The Compensation Committee is currently composed of three independent directors: Messrs. Rabin (Chairman) and Bahash and Ms. Nazemetz. Our Compensation Committee:

➢	Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other senior officers.

➢

Makes recommendations to the independent members of the Board with respect to compensation, including bonus amounts, bonus metrics, and salary increases, of our Chief Executive Officer and to the full Board with respect to compensation of our other senior officers.

➢	Reviews periodically the succession plans relating to the Chief Executive Officer and our other senior officers.

➢	Evaluates the Chief Executive Officer’s performance.

➢

Recommends to the Board of Directors the timing, pricing and the amount of equity grants to our non-employee directors and senior officers under the provisions of our Amended and Restated 2005 Incentive Plan and other equity compensation plans.

➢	Administers, approves and ratifies equity grants to other employees and consultants under the provisions of our Amended and Restated 2005 Incentive Plan and other equity compensation plans.

Our Compensation Committee also performs the other functions described in its charter. Please also see the “Compensation Discussion and Analysis” and “Compensation Committee Report” beginning on page 23 below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or ever was an employee or officer of our Company or any of its subsidiaries. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of a board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Nominating and Corporate Governance Committee	Five (5) meetings in fiscal year 2008

The Nominating and Corporate Governance Committee is currently composed of three independent directors: Messrs. Vareschi (Chairman) and Siller and Ms. Nazemetz. Our Nominating and Corporate Governance Committee:

➢	Identifies individuals qualified to become Board members and makes recommendations about the nomination of candidates for election to the Board, as discussed in greater detail below.

➢	Makes recommendations regarding corporate governance policies and procedures.

➢	Oversees the annual evaluation of the Board and senior executive officers.

Our Nominating and Corporate Governance Committee also performs the other functions described in its charter.

Selection of Nominees for Election at the Annual Meeting of Stockholders

All of the nominees listed on the accompanying proxy card are currently serving on our Board of Directors.

Nominating and Corporate Governance Committee Policies

Qualifications of Directors.    Under our By-laws, each director must be at least 21 years of age and will not be qualified to serve as a director if any gaming authority has communicated their determination that such individual is not suitable for being licensed or not licensable by such authority. Further, under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (1) be persons of integrity, sound ethical character and judgment; (2) have no interests that materially impair their independent judgment or their ability to discharge their fiduciary duties to us and our stockholders; (3) have demonstrated business, governmental or technical achievement and acumen; and (4) have adequate time to devote to service on the Board and have committed to serve on no more than two other boards of directors of publicly traded companies. We also require that a majority of our directors be independent, as described above under “Director Independence.” In addition, at least three of our directors must have the financial literacy necessary for service on our Audit and Ethics Committee, and at least one of our directors must qualify as an audit committee financial expert.

Required Resignation under Certain Circumstances.    Our Nominating and Corporate Governance Committee has adopted a policy that each director must offer to tender his or her resignation to the Board in the event a director changes his or her principal employment.

Majority Voting.    Our Corporate Governance Guidelines contain a majority voting policy. The policy provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his election must tender his or her resignation to the Board of Directors for consideration by our Nominating and Corporate Governance Committee and Board. For purposes of this calculation, abstentions and broker non-votes will not be counted. When considering a resignation, the Nominating and Corporate Governance Committee will take into account the following factors:

➢	Any stated reasons why votes were withheld and any available methods for curing such issues.

➢	The tenure and qualifications of the director.

➢	The director’s past and expected future contributions.

➢	The overall composition of the Board, our director criteria and our, the NYSE’s and the Securities and Exchange Commission’s requirements for board composition.

Based on this analysis, the Nominating and Corporate Governance Committee will recommend that the Board (1) accept the resignation, (2) decline the resignation but address the underlying cause of the withheld votes, (3) decline the resignation but determine that the director will not be nominated again or (4) decline the resignation. The independent members of the Board of Directors, excluding any director who has submitted his or her resignation, will have 90 days following the stockholders meeting when the election occurred to consider the resignation and the Nominating and Corporate Governance Committee’s recommendation, and we will promptly disclose any decision with respect to the tendered resignation on a current report on Form 8-K filed with the Securities and Exchange Commission.

In accordance with this policy, each nominee for director is expected to submit his or her resignation upon his or her acceptance of the nomination which resignation will only be effective upon the occurrence of both of the following events:

➢	A greater number of votes are withheld or voted against the election of such director than are voted for such director.

➢	Such director’s resignation is accepted by the Board of Directors.

Stockholder Recommendations of Candidates for Election as Directors.    The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders that individually or as a group have beneficial ownership of at least 3% of our common stock, but only when an incumbent is not being nominated for the position and the recommended nominee satisfies the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for all nominees as described above. For each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. Submissions must be made in accordance with the Nominating and Corporate Governance Committee’s procedures, as outlined below.

Procedures for Stockholder Submission of Nominating Recommendations.    A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as a director must submit the recommendation, in writing, addressed to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 800 South Northpoint Boulevard, Waukegan, Illinois 60085. The submission must be made by mail, courier or personal delivery. E-mail submissions will not be considered.

The submission must be made in accordance with the provisions of Article I, Section 14 of our By-laws. Our By-laws are filed with the Securities and Exchange Commission and are incorporated by this reference from an exhibit to our Current Report on Form 8-K, filed on May 10, 2007 and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at www.wms.com. Under Section 14, among other requirements, the submission must generally be delivered no later than 90 days nor earlier than 120 days prior to the anniversary of the prior year’s Annual Meeting of Stockholders. This year, that period was from August 15, 2008 to September 14, 2008, and we did not receive any submissions from stockholders. Next year, the submission period will extend from August 13, 2009 to September 12, 2009. The submission must include information about the proposed nominee, including his or her age, business and residence addresses, principal occupation, the class and number of shares beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and information about the stockholder recommending the nomination of that person. Submissions from our stockholders must also include information about the stockholder making the submission such as (1) the stockholder’s name and address, (2) the class and number of shares held by the stockholder, (3) a representation that the stockholder is entitled to vote at the meeting in person or by proxy and (4) a representation concerning the stockholder’s plan to solicit proxies in support of the proposal. Our stockholders should refer to the By-laws for a complete description of the requirements.

Under the Nominating and Corporate Governance Committee’s policy, the recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated, to be identified in the proxy statement and to be interviewed by the Nominating and Corporate Governance Committee, if it chooses to do so. The submission must include the proposed nominee’s contact information for this purpose. It must also describe all relationships between the proposed nominee and (1) any of our competitors, customers, suppliers or other persons with interests regarding us and (2) the recommending stockholder, as well as any agreements or understandings between the recommending stockholder and the proposed nominee regarding the recommendation. Furthermore, the submission must state the basis for the recommender’s views that the proposed nominee (1) possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees, briefly describing the contributions that the nominee would be expected to make to the board and to our governance and (2) would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency. The submission, if by a holder of over 5% of our common stock, must state whether or not the stockholder submitting the recommendation consents to be identified in the proxy statement.

The Process of Identifying and Evaluating Candidates for Directors.    Our directors’ terms on the Board expire annually. We are of the view that the continuing service of a substantial number of qualified incumbents promotes stability and continuity in the boardroom. In selecting candidates for nomination for election to the Board at our Annual Meetings of Stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors desire to continue their service on the Board. The Nominating and Corporate Governance Committee then considers whether our incumbent directors who desire to remain on the board continue to satisfy the qualifications for director candidates described above. The Nominating and Corporate Governance Committee also considers our director succession plan and assesses the directors’ performance during the preceding term.

If there are Board positions for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent, the Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating and Corporate Governance Committee may also engage a search firm to assist in identifying qualified candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity securities.

The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, assemble and review the available relevant information concerning the candidate, the qualifications for Board membership established by the Committee, the contribution that the candidate can be expected to make to the overall functioning of the Board and other factors that it deems relevant. The Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board. Every candidate who, in the Nominating and Corporate Governance Committee’s opinion, merits serious consideration will be interviewed by members of the Board.

Gaming Compliance Committee	Six (6) meetings in fiscal year 2008

In addition to the standing Board Committees, we also have a Gaming Compliance Committee that is composed of Messrs. Neil Nicastro, Bobby Siller, and Steve DuCharme (Chairman). Mr. DuCharme, who is not a member of our Board of Directors, has served on our Gaming Compliance Committee since December 2004 and has served as a gaming compliance consultant to us since January 2002. Mr. DuCharme previously served as a member of the Nevada State Gaming Control Board for ten years (from 1991 to 2001), including two years as Chairman. Mr. DuCharme holds a degree in Criminal Justice from the University of Nevada Las Vegas and served 20 years on the Las Vegas Metropolitan Police Department, including as Commander of the Crime Prevention Bureau, prior to his appointment to the Nevada Gaming Control Board in January 1991. Mr. DuCharme also serves as Chairman of the Compliance Committee for Penn National Gaming, Inc., the Hard Rock Casino in Las Vegas, Nevada and for Exber, Inc., and is the Chairman of the Pokagon Band Gaming Commission in Michigan. He serves as a member of the Compliance Committee for Isle of Capri Casinos, Inc., Whitehall Managers (Las Vegas Hilton Casino) and Oaktree Capital Management (Cannery Casino Resorts) and is a former Gaming Commissioner for the St. Regis Mohawk Tribal Gaming Commission.

Our Gaming Compliance Committee identifies and evaluates potential situations, among other things, arising in the course of our business that may cause regulatory concern to gaming authorities. The Gaming Compliance Committee is governed by the WMS Industries Inc. General Gaming Compliance Review and Reporting Plan that has been approved by certain of our gaming regulators such as the Nevada State Gaming Control Board, as required from time to time.

ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

Communications with Directors

Stockholders and other interested parties may communicate with our Board of Directors, our Lead Director, our non-employee directors as a group, or with specified individual directors by mail addressed to WMS Industries Inc., 800 South Northpoint Boulevard, Waukegan, Illinois 60085.

Communications will be opened and screened for security purposes. Advertisements, solicitations, form letters, personal grievances and the like, or communications that appear to be intimidating, threatening, illegal or similarly inappropriate will be forwarded only upon the request of our directors.

Director Attendance at Annual Meetings of Stockholders

Directors are expected to attend our Annual Meetings of Stockholders. At last year’s Annual Meeting of Stockholders, all of our directors who were standing for election at that meeting attended in person.

Director Compensation

In September 2007, based on the recommendation of our Compensation Committee with the advice of Steven Hall & Partners, the independent compensation consulting firm retained by the Committee, the Board of Directors increased the amount of the annual retainer paid to our non-employee directors, other than Mr. Louis J. Nicastro, from $30,000 to $50,000 per year payable monthly for each month during which the director serves on our Board. The compensation of our committee members and committee chairmen remained unchanged.

Mr. Louis J. Nicastro received an annual retainer of $500,000 for his service as our Chairman through June 30, 2008, in recognition of his extensive experience with and knowledge of, and the time and effort he commits to, our Company. Upon Mr. Nicastro’s retirement as Chairman, effective July 1, 2008, Mr. Nicastro became entitled to receive the same annual retainer as other non-employee directors and we entered into a three-year Advisory Agreement with him whereby we pay Mr. Nicastro $450,000 per year in fees in equal monthly installments. Annual committee fees, including additional fees for a director serving as a chairman of a committee, are paid monthly for each month during which the director serves on such committee. Committee fees vary from $5,000 to $25,000 as set forth below in footnote (2) to the Director Compensation Table. Our Lead Director, appointed effective July 1, 2008, will receive an annual retainer of $50,000 payable in monthly installments.

Each non-employee director receives equity compensation pursuant to the Amended and Restated 2005 Plan consisting of:

➢

An option to purchase 25,000 shares of our common stock; such option is granted on the effective date of his or her initial election or appointment to the Board of Directors and becomes exercisable upon the first anniversary of its grant date.

➢	An annual award of options and/or restricted stock valued at $225,000 on the date of grant.

Prior to September 2007, 50% of this award was made in the form of options which vested over a two year period and 50% was made in the form of restricted stock which vested upon the director’s departure from the Board. The exercise price of any options granted to non-employee directors was 100% of the fair market value of the shares measured at the closing trading price on the grant date. Beginning in September 2007, in keeping with national trends in director compensation favoring restricted stock and based on the recommendation of our compensation consultants, the Board determined that 100% of this annual award would be made in restricted stock, which will vest in equal installments on the first and second anniversary of the grant date. In September 2008, the Board again granted 100% of the annual award in restricted stock.

Non-employee Director Compensation

The following table and accompanying narrative disclosures provide compensation information for our non-employee directors for fiscal year 2008 that was recorded by us as an expense in our fiscal year 2008 Statements of Income in our Annual Report on Form 10-K. Mr. Louis J. Nicastro served as our Chairman throughout fiscal year 2008. Upon Mr. Nicastro’s retirement as our Chairman on July 1, 2008, Mr. Gamache, our Chief Executive Officer, became our Chairman. Mr. Gamache, is our sole employee director and receives no separate compensation for serving as our Chairman or a director. For information concerning Mr. Gamache’s compensation as our Chief Executive Officer see “Executive Compensation” beginning on page 23.

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total
	($)	($)	($)	($)	($)
Harold H. Bach, Jr.	76,056	89,061	34,234	12,921	212,272
Robert J. Bahash	63,811	89,061	196,848	311	350,031
Patricia Nazemetz	33,065	—	142,547	200	175,812
Louis J. Nicastro	500,002	472,152	34,234	22,845	1,029,233
Neil D. Nicastro	56,056	89,061	34,234	32,528	211,879
Edward W. Rabin, Jr.	83,300	89,061	34,234	422	207,017
Harvey Reich	31,056	89,061	75,124	49,322	244,532
Ira S. Sheinfeld	46,056	89,061	34,234	21,186	190,537
Bobby L. Siller	31,277	—	131,821	167	163,265
William J. Vareschi, Jr.	78,556	89,061	34,234	12,394	214,245

(1)	Service for Less than the Fiscal Year: Mr. Bahash, Ms. Nazemetz and Mr. Siller served on the Board of Directors since September 2007, December 2007 and January 2008, respectively. Mr. Reich retired from our Board in December 2007.
(2)	Fees Earned or Paid in Cash: This column reflects annual cash fees paid in monthly installments to directors while they serve as a director. Beginning in September 2007, the annual retainer paid to each non-employee director, except Mr. Louis J. Nicastro, was increased from $30,000 to $50,000 per year (paid in equal monthly installments). Prior to his retirement as our Chairman of the Board effective July 1, 2008, Mr. Nicastro was paid an annual retainer of $500,000 for fiscal year 2008. Non-employee directors serving in committee positions receive additional annual cash compensation, with the chairman of the committee receiving fees at a higher annual rate. All such annual fees are paid in monthly installments as services are rendered. The annual rates for such services for fiscal year 2008 are set forth below:

Position	Audit and Ethics Committee Fees	Compensation Committee Fees	Nominating and Corporate Governance Committee Fees	Gaming Compliance Committee Fees
Chairman	$30,000	$10,000	$7,500	N/A
Member	25,000	$5,000	$5,000	$10,000

(3)

Stock Awards:    The amounts shown in this column reflect the dollar amount recognized as an expense for financial statement reporting purposes for fiscal year 2008, in accordance with Statement No. 123(R) of the Financial Accounting Standards Board, Share Based Payment (“SFAS No. 123R”), and thus include expenses relating to grants of restricted stock made prior to as well as during fiscal year 2008 consisting of grants of restricted stock made on August 14, 2006 of 6,636 shares, and on September 18, 2007 of 7,336 shares, to each director serving on such dates. Because Mr. Siller and Ms. Nazemetz joined the Board after the other directors listed above, they did not receive the restricted stock for which SFAS No. 123R expense was recognized for the other directors for fiscal year 2008. Additionally, the amount listed for Mr. Louis J.

Nicastro includes a grant of restricted stock awarded to him on December 9, 2004, which expense was recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS No. 123R.

(4)	Option Awards: The amounts shown in this column reflect the dollar amount recognized as an expense for financial statement reporting purposes for fiscal year 2008, in accordance with SFAS No. 123R, and thus include expenses relating to grants of stock options made prior to as well as during fiscal year 2008. Most of the directors received the same stock option grants at the same time and therefore the expense under SFAS No. 123R is the same. However, Mr. Reich received an additional stock option grant in December 2007 upon retiring from our board and becoming a Director Emeritus. Because Messrs. Bahash and Siller and Ms. Nazemetz joined the Board after the other directors listed above, they did not receive some of the stock option grants for which SFAS No. 123R expense is recognized for the other directors, but each received an initial grant of stock options to acquire 25,000 shares upon joining our Board.
(5)	All Other Compensation: Amounts shown in this column consist of (1) amounts reimbursed under a medical reimbursement plan made available to our directors and their spouses at our expense that is supplementary to their primary medical insurance which in the case of Mr. Reich amounted to $29,280 for fiscal year 2008 (and, in the case of Messrs. Louis Nicastro and Neil Nicastro and their spouses, also includes amounts paid as primary insurance), (2) life insurance premiums, (3) travel and entertainment expenses of directors’ spouses and family members in connection with Board meetings and company-sponsored events and (4) for Mr. Reich, also includes $18,750 paid to him under our Director Emeritus program after he retired as a director.

Director Emeritus Program

We implemented a Director Emeritus program in 2004 as part of our director succession planning. The program provides that new directors elected after August 2004 will be subject to mandatory retirement from the Board at age 75 or after 20 years of service on the Board, provided that the Board may waive a director’s mandatory retirement by action of 75% of the other directors. Members of the Board who were members when the program was adopted and who have reached the age of 75 or have served for at least 20 years will gradually be replaced by new directors in order to maintain continuity and avoid losing the benefit of valuable experience.

Each director leaving the Board for any reason who has reached at least 75 years of age, or who has served for at least 20 years on the Board, will be designated a Director Emeritus for four years after leaving the Board if the individual (1) is willing to assist the Board from time to time upon request by the Board, (2) agrees not to use our trade secrets or confidential information and (3) agrees not to solicit our employees on behalf of competitors. For each year or partial year of service on the Board or as an executive officer of ours or our predecessors (up to a maximum of 25 years), a Director Emeritus will receive each of the following:

➢	A fee of $1,500 per year of service, paid in each of the first two years after leaving the Board.

➢	A fee of $750 per year of service, paid in each of years three and four after leaving the Board.

➢	Three months of continuing supplemental health coverage per year of service.

➢	A fully vested five year option to purchase 1,500 shares per year of service exercisable at 100% of the market price on the day the director leaves the Board.

TRANSACTIONS WITH RELATED PERSONS

The rules and regulations of the Securities and Exchange Commission require us to disclose in our proxy statement any and all material transactions with our Company in which “related persons” have a direct or indirect material interest. “Related persons” include our directors, nominees for director, executive officers, and any immediate family members of such persons. Immediate family members are defined by the Securities and Exchange Commission to consist of a person’s spouse, parents, children, siblings, mothers or fathers-in-law, sons or daughters-in-law, or brothers or sisters-in-law. “Transactions” include any financial transaction, arrangement or relationship, including any indebtedness transaction.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our policy and procedure regarding related person transactions is contained within our Code of Conduct. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Our Code of Conduct provides that no related person transaction may be undertaken by an employee, officer or director without full disclosure of the terms of such transaction in writing to our General Counsel and the approval of our General Counsel of the transaction. Our legal staff is also responsible for presenting any significant related person transactions to our Audit and Ethics Committee for their review in accordance with their Charter.

Based on the information available to us and provided to us by our directors, and executive officers, we do not believe that any transactions with a related person were entered into during fiscal year 2008, except that we entered into an Advisory Agreement with Mr. Louis J. Nicastro, dated May 5, 2008, effective July 1, 2008, which is further described above under “Additional Information Relating to the Board of Directors—Director Compensation”. Under that agreement Mr. Nicastro agreed to provide business advisory services to us as requested from time to time by our Board, Lead Director, Chairman or the Chairmen of any of our committees of the Board of Directors.

EXECUTIVE OFFICERS

The following individuals have been elected by our Board of Directors to serve in the capacities set forth below until the next Annual Meeting of our Board of Directors and until their respective successors are elected and qualify.

Name	Age	Position
Brian R. Gamache	49	Chairman and Chief Executive Officer
Orrin J. Edidin	47	President
Scott D. Schweinfurth	54	Executive Vice President, Chief Financial Officer and Treasurer
Larry J. Pacey*	44	Executive Vice President, Global Products and Chief Innovation Officer
Kenneth Lochiatto*	45	Executive Vice President and Chief Operating Officer
Patricia C. Barten	55	Executive Vice President, Continuous Improvement
Kathleen J. McJohn	49	Vice President, General Counsel and Secretary
John P. McNicholas, Jr.	55	Vice President, Controller and Chief Accounting Officer

*	Became executive officers on July 1, 2008.

Brian R. Gamache—The principal occupation and employment experience of Mr. Gamache during the last five years is described under “Proposal 1—Election of Directors” above.

Orrin J. Edidin—Orrin J. Edidin began serving as our President in July 2008. Mr. Edidin joined WMS in 1997 and served as our Vice President, Secretary and General Counsel until September 2001, when he became our Executive Vice President, General Counsel, Secretary, and Chief Operating Officer. In January 2003, he resigned as General Counsel and in February 2003, he resigned as Secretary, continuing to serve as our Executive Vice President and Chief Operating Officer until he was named President. Prior to joining WMS, Mr. Edidin was Associate General Counsel for Fruit of the Loom, Inc. and Farley Industries. From 1986 through 1992, he was Senior Attorney with the Chicago law firm of Katten Muchin Zavis Rosenman. Mr. Edidin is a Trustee of the International Association of Gaming Attorneys and is Vice President of the Association of Gaming Equipment Manufacturers.

Scott D. Schweinfurth—Scott D. Schweinfurth joined us in April 2000, assuming the offices of Executive Vice President, Chief Financial Officer and Treasurer. He is a certified public accountant and was, from 1996 until March 2000, Senior Vice President, Chief Financial Officer and Treasurer of the company now known as Bally Technologies, a diversified gaming company. Mr. Schweinfurth also acted as Managing Director of Bally’s Germany-based Bally Wulff subsidiary from November 1999 to March 2000. Bally acquired Bally Gaming International in 1996, where Mr. Schweinfurth had served as Senior Vice President, Chief Financial Officer and Treasurer since 1995. Prior to that time, he was employed by Ernst & Young for 18 years, the last six as a partner. Mr. Schweinfurth serves on the Accountancy Advisory Committee of Miami University and is a Trustee of the International Association of Gaming Associates.

Larry J. Pacey—Larry J. Pacey has served as our Executive Vice President, Global Products and Chief Innovation Officer since July 2008. Mr. Pacey joined our subsidiary, WMS Gaming Inc., in 2001 as Executive Director of Games. In 2002, he was promoted to Vice President of Game Development and then, in 2005, he was promoted to Senior Vice President of Product Development with additional responsibilities for engineering and game development. He has an extensive background in the interactive entertainment and video gaming industry, joining WMS after previously having been Executive Producer with n-Space, Segasoft (a division of Sega) and Atari.

Kenneth Lochiatto—Kenneth Lochiatto began serving as our Executive Vice President and Chief Operating Officer in July 2008. Mr. Lochiatto joined our subsidiary, WMS Gaming Inc., in April 2006 as Senior Vice President of Sales Operations. He joined WMS after 22 years with the General Electric Company, where he held a number of progressively more responsible positions in general management, sales, marketing and corporate audit. At General Electric, Mr. Lochiatto served as Americas Commercial Leader—Fluids and Coatings in the GE Silicones sector from 2001 through 2003 and then as Business Leader—Advanced Communication Systems within the GE Transportation segment until his departure in 2006.

Patricia C. Barten—Patricia C. Barten has served as our Executive Vice President, Continuous Improvement since July 2008. Ms. Barten joined our subsidiary, WMS Gaming Inc., in August 2005 as our Senior Vice President of Manufacturing. She was assigned additional responsibilities in 2006 that included Supply Chain and Business Process Development and served in this capacity until she assumed her current position. Prior to joining WMS, Ms. Barten held various senior strategy and operations leadership roles at Motorola, mainly in the telecommunications businesses from 1978 – 2003. Upon leaving Motorola, as Vice President and General Manager of Manufacturing and Services Operations, Ms. Barten provided consulting services to several mid and large sized manufacturing and distribution firms until joining WMS. Ms. Barten is on the Board of Directors of a not-for-profit organization that promotes technology development at the middle school level.

Kathleen J. McJohn—Kathleen J. McJohn joined us in January 2003, assuming the offices of Vice President, General Counsel and Secretary in February 2003. Previously, Ms. McJohn served in the law department of Sears, Roebuck and Co. (NYSE: S) for more than five years, most recently as Vice President, Law—Merchandising, in which she served as their primary counsel for all merchandise business and was responsible for all commercial, regulatory and general legal counseling for the merchandise businesses. Ms. McJohn also served as corporate attorney for Amoco Corporation from 1993 to 1996 and began her career as an associate at Latham & Watkins, a global law practice.

John P. McNicholas, Jr.—John P. McNicholas, Jr. joined us in September 2003, as Executive Director—Finance. He was promoted to Chief Accounting Officer in November 2005 and to Vice President, Controller and Chief Accounting Officer in August 2006. He is a certified public accountant and was, from 2001 to 2003, an independent accounting consultant. From 1999 to 2001 he was Vice President—Finance, Treasurer and Chief Financial Officer of ForeFront Education, Inc., a private company which acquired and operated for-profit colleges. Mr. McNicholas was Senior Vice President, Controller and Chief Accounting Officer of Information Resources, Inc. a NASDAQ market research and software company from 1995 to 1999. From 1985 to 1995, Mr. McNicholas held the position of Vice President, Controller and Chief Accounting Officer of ITEL Corporation, a NYSE diversified holding company. Prior to that time, he was employed by Ernst & Young for 9 years, the last four as an audit manager.

EXECUTIVE COMPENSATION

The rules of the Securities and Exchange Commission require us to disclose information regarding the compensation of our “named executive officers” who are defined as our principal executive officer, principal financial officer and the three other most highly compensated executive officers serving as an executive officer at the end of the fiscal year and also includes up to two additional individuals who would have been considered a named executive officer but for the fact that he or she was not serving as an executive officer at the end of the fiscal year. For our fiscal year ended June 30, 2008, our named executive officers were Brian R. Gamache (our principal executive officer), Orrin J. Edidin, Scott D. Schweinfurth (our principal financial officer), Patricia C. Barten and Kathleen J. McJohn.

Compensation Discussion and Analysis

Goals of our Executive Compensation Program.    The goals of our Compensation Committee in developing compensation packages for our named executive officers include the following:

➢

Provide competitive compensation:    Executive compensation is a method for us to retain talented individuals by providing compensation in amounts and structure competitive with compensation paid to individuals in similar positions at comparable businesses with similar performance.

➢

Align the interests of our executive officers with our stockholders:    We use long-term incentives such as stock options, restricted stock and equity-based performance units to encourage our executive officers to build long-term value for our stockholders.

➢

Reward corporate performance:    Our compensation packages for our highest compensated named executive officers are designed to motivate them to devote their full energies to our success by rewarding them for company-wide achievements against pre-determined goals.

➢	Reward individual performance: Compensation packages for our executive officers have components linked to individual performance goals.

➢

Provide a mix of long-term and short-term compensation to promote both long-term and short-term goals:    Our executive officers are encouraged to focus on both long-term and short-term goals by receiving compensation in the form of both equity compensation as a long-term incentive and cash compensation as a short-term incentive.

➢

Provide a mix of fixed compensation and variable compensation:    We use fixed compensation to provide our executive officers with a competitive base compensation, such as salary, while encouraging peak performance with other compensation that is variable based on company-wide performance and individual performance.

Resources Utilized by the Compensation Committee.    From time to time, the Compensation Committee has retained independent compensation consulting firms to research the market-place, suggest new forms of compensation and evaluate the individual elements and total compensation packages for our executive officers and our directors. The independent consulting firm utilized by the Compensation Committee is selected by the Compensation Committee and performs no other services for us. Beginning in 2007, for compensation payable in fiscal year 2008, the Compensation Committee retained Steven Hall & Partners to provide compensation advice. Pearl Meyer & Partners provided advice to the Compensation Committee for prior years, including fiscal year 2007.

Additionally, the Compensation Committee invites our Chief Executive Officer and Chief Financial Officer to provide their perspectives on compensation alternatives and seeks input from the Chief Financial Officer on the accounting and tax ramifications of different compensation structures.

Development of our Executive Compensation Program.    As described under “Committees of the Board of Directors—Compensation Committee” on page 12, the Compensation Committee is charged with developing compensation programs for our executive officers. The Compensation Committee presents its recommendations to our Board of Directors for approval. Although Mr. Gamache is a member of our Board, he abstains from voting on compensation matters before the Board when such matters relate to non-employee directors or himself.

For compensation to be paid in fiscal year 2008, our Compensation Committee retained Steven Hall & Partners to review our compensation practices and to assist the Committee in assessing whether our compensation program was meeting our goals, including analyzing whether the amounts and structure of our executives’ compensation was appropriate relative to compensation provided by comparable companies and relative to various management positions within WMS. Steven Hall & Partners was advised that our Compensation Committee sought to provide total remuneration for each of our executives comparable to total remuneration provided by comparable companies for individuals in similar positions for similar market performance. Steven Hall & Partners assisted the Committee to select a comparator group of companies based on industry compatibility and revenue size. The group selected consisted of six game manufacturing companies and casino suppliers (Aristocrat Leisure Limited, Bally Technologies Inc., Global Cash Access Holdings, International Game Technology, Scientific Games Corporation and Shuffle Master Inc.), three video game companies (Atari, Inc., Marvel Entertainment, Inc. and THQ Inc.) and three casino companies (Ameristar Casinos, Inc., Isle of Capri Casinos, Inc., and Pinnacle Entertainment, Inc.). Steven Hall & Partners reports to the Compensation Committee provided data with respect to our comparator group in terms of revenue growth, operating income growth, diluted earnings per share growth, total asset growth, return on equity and return on assets, as well as data with respect to how the compensation provided to our named executive officers related to the compensation provided to executives with similar functions at our comparator group companies. The median total revenues, net income and market capitalization of all companies in our comparator group was $808 million, $30.4 million and $1,712 million, respectively, compared to our revenues of $451 million, net income of $33.3 million and market capitalization of $1,582 million for a comparable period.

After reviewing the Steven Hall & Partners report and meeting with Mr. Hall, our Compensation Committee recommended to our Board, and our Board adopted, our executive compensation packages for fiscal year 2008.

Components of our Executive Compensation Program.    Our compensation packages for our named executive officers consist of four components:

➢

Salary—we pay a salary to provide our named executive officers, like our other employees, with financial stability, and that salary acts as a base upon which performance-based compensation may be layered;

➢	Cash Bonus—we provide an opportunity to earn an annual cash bonus in order to provide our named executive officers, like our other employees, with short-term performance incentives;

➢	Equity Compensation—we use equity compensation to provide our named executive officers with long-term performance incentives; and

➢	Severance Packages—certain named executive officers have employment agreements which contain severance provisions in order to:

•	Provide them with a transition package in the case of termination by us without cause or by them with good reason;

•	Address the needs of their families in the event of death or disability;

•	Compensate them for the continuing non-competition provisions in such agreements; and

•	Retain our executives and ensure their objectivity in the event of a potential change-in-control.

Allocation Among Forms of Compensation.

Executives, such as Messrs. Gamache, Edidin and Schweinfurth, with a high degree of influence on our performance, have a lower percentage of compensation that is fixed or short term and a greater percentage that is variable or longer-term based on growth of our stock price and/or dependent on individual performance or our

Company’s performance. Mses. Barten’s and McJohn’s percentage of long-term or variable compensation as a component of total compensation is also a greater portion of their total compensation compared to other employees with less responsibility and direct influence on corporate policy and strategy.

The below table divides the total compensation expense of our named executive officers that we recorded as an expense in our fiscal year 2008 Statements of Income in our Annual Report on Form 10-K as set forth in the Summary Compensation Table appearing on page 33 between long-term or variable compensation consisting of “bonus,” “stock awards,” “option awards,” “non-equity incentive plan compensation awards,” and “change in pension value” versus short-term and fixed compensation consisting of “salary” and “all other compensation.”

		Variable or Longer Term Compensation		Fixed and Shorter Term Compensation
Name	Total Compensation	$ Amount	% of Total	$ Amount	% of Total
Brian R. Gamache	$4,524,521	$3,581,489	79%	$943,032	21%
Orrin J. Edidin	2,187,082	1,580,437	72%	606,645	28%
Scott D. Schweinfurth	2,005,576	1,451,362	72%	554,214	28%
Patricia Barten	861,460	534,700	62%	326,760	38%
Kathleen J. McJohn	822,651	465,462	57%	357,189	43%

Salary

For our 2007 and 2008 fiscal years, increases in annual base salaries for our named executive officers were made on a calendar year basis by our Board of Directors pursuant to the recommendations of our Compensation Committee and were effective January 1, 2007 and 2008. 80% of each such officer’s salary increase was calculated in accordance with performance goals relating to revenue, earnings per share, cash conversion cycle, inventory turns and return on equity. 20% of each such officer’s salary increase was based on individual performance pursuant to certain pre-established personal goals set for each named executive officer by the Chief Executive Officer, or, in the case of Mr. Gamache, by the independent members of the Board based on the recommendation of the Compensation Committee. The 80% of the salary increases for our named executive officers that were effective January 1, 2008 were based on corporate financial performance goals for the twelve months ended September 30, 2007 of revenue of $480 million to $571 million; earnings per share of $0.79 to $0.93; a cash conversion cycle of 176 to 156 days; inventory turns of 2.6 to 3.6 and return on equity of 10.7% to 12.8%.

The results of individual performance reviews that evaluate performance against the personal goals of each officer, as well as leadership and core competencies among other criteria, were used to calculate the 20% of the respective officer’s salary increase that is based on individual performance. Based on our actual results and individual achievements, the dollar amount of the salaries and the percentage salary increases were as follows:

Name	Calendar Year 2007 Salary	Calendar Year 2008 Salary	Total % Increase
Brian R. Gamache	$809,000	$863,615	6.75
Orrin J. Edidin	513,000	549,685	7.15
Scott D. Schweinfurth	471,000	503,739	6.95
Patricia Barten	299,000	319,783	6.95
Kathleen J. McJohn	325,000	346,941	6.75

Based on the advice of Steven Hall & Partners, the Compensation Committee has recommended to our Board that rather than specific performance matrices being used to determine future salary increases, the Committee would assess base salary increases from year-to-year on a discretionary basis. In connection with their promotions on July 1, 2008, Mr. Edidin’s and Ms. Barten’s salaries were increased by the Board, upon recommendation of the Compensation Committee with the advice of our compensation consultant, to $600,000 and $350,000, respectively. The Board also determined that executive officer merit increases should coincide with merit increases awarded to all employees generally which are effective the first pay period in October 2008 and therefore, effective September 29, 2008, upon recommendations of the Compensation Committee, the Board increased Messrs. Gamache’s and Schweinfurth’s and Ms. McJohn’s salaries to $898,160, $523,889 and $360,819, respectively.

Cash Bonus

Annual cash bonuses are intended to provide short-term incentives to our executives to exceed certain pre-established performance goals. Cash bonuses are paid from a bonus pool for distribution to all employees, including our named executive officers. The bonus pool accrues over the fiscal year based on our actual financial performance compared to our budget which has been previously approved by our Board. After the close of the fiscal year, the accrued bonus pool is allocated first to pay contractual, guaranteed by law and non-discretionary bonuses, including the bonuses due to each of our named executive officers pursuant to the Board-approved corporate financial performance objectives. The residual is then allocated to pay bonuses to the remaining employees including the discretionary component of the bonuses payable to certain of our executive officers. In order for our other employees to achieve their maximum bonus potential, the employees would have to perform in an outstanding manner as to each of their individual performance objectives and the Company would have to significantly exceed its financial performance goals.

For fiscal year 2008, we paid cash bonuses to our named executive officers which were calculated pursuant to financial performance matrices based on corporate financial performance compared to pre-established goals relating to (a) earnings per share with a threshold of $0.83, a target of $0.94 and a maximum of $1.30 and (b) revenues with a threshold of $498, a target of $561 million and a maximum of $779 million, which goals were set by our Board of Directors based on the recommendation of the Compensation Committee. Mr. Gamache’s bonus was entirely determined based on the corporate financial performance goals and set as a percentage of his base salary ranging from 0% if either of the thresholds was not met, 73% if the threshold goals were met, 100% if the target goals were met, and up to 280% if the maximum goals were met or exceeded. For Messrs. Edidin and Schweinfurth, their potential bonuses were entirely determined based on the corporate financial performance goals and set as a percentage of salary ranging from 0% if either of the thresholds was not met, 55% if the threshold goals were met, 75% if the target goals were met, and up to 225% if the maximum goals were met or exceeded.

For Mses. Barten and McJohn, 75% of their potential bonus was calculated based on the corporate financial performance goals and 25% as a discretionary bonus based on achievement of pre-established personal goals set by our Chief Executive Officer. For the 75% portion of their potential bonus, such bonus was set as a potential bonus amount equal to 40% of their respective base salary times a performance matrix percentage ranging from 0% if either of the thresholds was not met, 73% if the threshold goals were met, 100% if the target goals were met, and up to 300% if the maximum goals were met or exceeded.

The Compensation Committee and Board of Directors approved the discretionary portion of the bonuses and the calculation of the matrix-based bonuses awarded to all of our executive officers. The dollar amount of the bonuses awarded to our named executive officers for fiscal year 2008, reflected as a dollar amount and a percentage of their base salaries, were as follows:

Name	Bonus Amount	Percentage of Salary
Brian R. Gamache	$1,614,027	187%
Orrin J. Edidin	770,859	140
Scott D. Schweinfurth	706,426	140
Patricia C. Barten	214,969	67
Kathleen J. McJohn	233,533	67

In September 2008, our Compensation Committee recommended that our Board approve corporate financial performance goals and various bonus matrices for fiscal year 2009 that will constitute the basis for 100% of the bonuses for Messrs. Gamache, Edidin and Schweinfurth and 75% of the bonuses for Mses. Barten and McJohn. For Mses. Barten and McJohn, the other 25% of their bonus will be determined based on achievement of pre-established personal goals set by our Chief Executive Officer.

The fiscal year 2009 bonus matrices for Messrs. Gamache, Edidin and Schweinfurth provide for Mr. Gamache to receive a bonus from 0% up to 280% of his base salary, and Messrs. Edidin and Schweinfurth and Ms. Barten to receive bonuses from 0% up to 225% of their base salaries. For Ms. McJohn, 75% of her potential bonus will be determined by multiplying her potential bonus amount of 40% of her base salary times a performance matrix percentage ranging from 0% to 299%. All bonus payouts will be based on revenue and earnings per share performance goals for the period ending June 30, 2009 which were established based upon our fiscal year 2009 budget prepared by our management and reviewed and adopted by our Compensation Committee and Board of Directors. We believe the minimum threshold goals for these periods are likely to be met which would result in a bonus equal to 73% of his base salary for Mr. Gamache and for Messrs. Edidin and Schweinfurth and Ms. Barten, 50% of their base salaries and the non-discretionary 75% of Ms. McJohn’s bonus being calculated based on 70% of her potential bonus amount. We believe that the target goals are achievable based upon our expected financial performance. The maximum potential value available under these bonus matrices will only be achieved by extraordinary performance.

Long-Term Incentives

We have implemented a long-term incentive program covering rolling three-year periods to coincide with our three-year business plans. Long-term incentives to our executive officers are granted under our Amended and Restated 2005 Incentive Plan. We use various types of long-term incentives to align the interests of our executives with our stockholders’ interests, reward future performance and encourage retention. We have granted the following types of awards as long-term incentives:

➢	Stock options, which typically vest over 3 or 4 years, increase in value only if our common stock increases in value and may terminate within 90 days if an executive leaves our Company.

➢

Restricted stock and restricted stock unit grants, which typically vest over 3 or 4 years, provide greater value if our common stock increases in value and may be forfeited if an executive voluntarily leaves our Company before vesting.

➢

Equity-based performance units, which are only payable following the performance measurement date set at the time of grant to be, typically three years in the future, provide a payout which varies based on our Company’s actual performance against certain pre-established financial goals, increase in value as our stock increases in value and may be forfeited if an executive leaves our Company before the performance measurement date. Equity-based performance units are payable in stock in an amount equal to a percentage of the number of units granted, which payout may range from: (1) nothing to the extent certain minimum threshold goals are not met, (2) a percentage from 10% to 99% to the extent the threshold goals, but not the target goals, are met but not exceeded, (3) 100% of the granted amount if the target goals are met, to (4) a percentage more than 100% and up to 200% of the granted amount to the extent the target goals are exceeded. The Compensation Committee may in its discretion elect to issue any payout under the equity-based performance units in cash based on the value of our stock on the performance measurement date.

Prior to fiscal 2008, the Compensation Committee determined, with the advice of our compensation consultants, that annual long-term incentive grants made to our key management team, including our executive officers, would consist of 50% stock options vesting equally over three years and 50% equity-based performance units with financial performance goals related to revenues and cash flow over a three year period. For fiscal 2008, after considering the advice of Steven Hall & Partners, our Compensation Committee recommended, and our Board approved, (a) an increase of the maximum potential value of the plan for each participant based on data with respect to our comparator group, (b) changes to the payout thresholds and (c) a division of the value being granted into (1) one third in stock options vesting 33% each year over three years, (2) one third in equity-based performance units with a performance measurement date of June 30, 2010 and performance goals which were based on earnings per share and revenues and (3) one third represented by restricted stock vesting 25% each year over four years. This new structure is intended to:

➢	Increase the overall percentage of executive compensation represented by performance related and time-vesting equity;

➢	Increase the target of executive compensation to a range more appropriate in relationship to comparable companies; and

➢	Increase the retention value of the plan.

In September 2007, our Board of Directors acting upon the recommendation of the Compensation Committee, awarded options, restricted stock and performance units to the named executive officers equal in value to a percentage of his or her respective current salary, which percentage was dependent on the individual’s position and level of responsibility, as set forth in the following table. The amounts of compensation provided under our long-term incentive plan are determined by our Board, pursuant to recommendations of our Compensation Committee and compensation consultants, taking into account the same factors used to establish our cash bonuses. We used the Black-Scholes option pricing model based on the closing price of our common stock on the grant date to calculate the number of options and the closing stock price on the date of grant to calculate the number of shares of restricted stock and the number of equity-based performance units equal to the approved grant value.

	Equity-Based Performance Units		Stock Options		Restricted Stock		Total
Name	# of Units	$ Value	# of Shares	$ Value	# of Shares	$ Value	Total $ Value	% of Salary
Brian R. Gamache	17,654	539,328	49,434	539,328	17,654	539,328	1,618,000	200
Orrin J. Edidin	8,116	247,948	22,727	247,948	8,116	247,948	743,850	145
Scott D. Schweinfurth	7,452	227,648	20,866	227,648	7,452	227,648	682,950	145
Patricia C. Barten	3,589	109,632	10,049	109,632	3,589	109,632	328,900	110
Kathleen J. McJohn	3,901	119,165	10,923	119,165	3,901	119,165	357,500	110

Based upon the applicable performance criteria achieved in the thirty-six month period ended June 30, 2008, no payout was made with respect to equity-based performance units with a measurement period ending June 30, 2008. The thresholds for a payout under these equity-based performance units with a performance measurement period of the thirty-six months ended June 30, 2008 were revenues of $1.516 billion and free cash flow of $149 million. Our actual revenues for the period were $1.641 billion and our actual free cash flow was $131 million, resulting in our named executive officers receiving no shares pursuant to these performance units. Free cash flow is a non-GAAP financial measure that we calculate as earnings before interest, taxes, depreciation and amortization, plus equity compensation cost, less taxes paid, less capital expenditures and plus or minus changes in working capital.

In fiscal 2008, we recorded a $2.7 million provision for equity-based performance units outstanding that relate to the thirty-six month periods ending June 30, 2009 and 2010 based on our current assessment of the probability of achievement of the performance goals. The revenue, free cash flow and earnings per share performance goals for the thirty-six month periods ended June 30, 2009 and 2010, were established based upon our three-fiscal year business plan prepared by our management and reviewed and adopted by our Compensation Committee and Board of Directors. For the equity-based performance units with a performance measurement period ending June 30, 2009, we believe the minimum threshold goals are likely to be met, but that the target or maximum goals will only be achieved by extraordinary performance. For the equity-based performance units with a performance measurement period ending June 30, 2010, we believe the minimum threshold goals are likely to be met, that the target goals are achievable, and that the maximum potential value available under these plans for participants will only be achieved by extraordinary performance. Common stock equal to 10% of the units issued will be paid out under the equity-based performance units with a performance measurement period of the three years ended June 30, 2009 if the threshold goals of revenues of $1.347 billion and free cash flow of $121 million for such period are met and common stock equal to 60% of the units issued will be paid out under the equity-based performance units with a performance measurement period of the three years ended June 30, 2010 if the threshold goals of revenues of $1.7 billion and earnings per share aggregate $2.98 for such period are met. Greater performance will result in a greater percentage payout.

In September 2008, the Board of Directors granted fiscal year 2009 long-term incentive plan awards consisting of stock options, restricted stock units and equity-based performance units to our key management, including the named executive officers equal in value to a percentage of his or her respective salary, which percentage was dependent on the individual’s position and level of responsibility. This grant was consistent with the fiscal year 2008 approach and 60% of the units issued will be paid out if the threshold goals are met. The Compensation Committee, in accordance with the advice of Steven Hall & Partners, recommended the award to our Board.

Executive Succession Grants

In September 2008, in connection with our executive succession planning efforts, our Board, acting on the recommendation of its Compensation Committee with the advice of Steven Hall & Partners, determined to make one-time equity grants to certain executive officers, including certain of our named executive officers, namely, Messrs. Gamache, Edidin, and Schweinfurth and Ms. Barten. The grants consisted of a combination of stock options and/or performance-based restricted stock units as detailed below:

Name	Options	Performance-based Restricted Stock Units
Brian R. Gamache	—	34,072
Orrin J. Edidin	50,000	15,000
Scott D. Schweinfurth	25,000
Patricia C. Barten	25,000

The stock options granted will vest equally over three years. The vesting of the performance-based restricted stock units is conditioned on both continued employment for a designated period and the achievement of specific performance criteria. The performance-based restricted stock units awarded to Messrs. Gamache and Edidin will vest equally over two and four years, respectively, subject to achieving any one performance criteria relating to revenue growth, increased earnings per share, or improvements in customer and employee satisfaction in the first two years. We believe that the continued employment requirement for vesting which is designed to promote executive retention is the material element of these performance-based restricted stock unit grants.

Policy Regarding Grant of Stock Options

In October 2006, our Board, acting on the recommendation of its Compensation Committee, adopted the following policy governing the grant of stock options to help the Board and the Compensation Committee in the exercise of their responsibilities and to promote the efficient and accurate grant of stock options under our equity compensation plan.

➢

All grants of stock options are made only at a meeting, which may be held in person or by telephone, and not by unanimous written consent. Our counsel will attend all meetings where stock options are granted and will promptly prepare minutes of the meeting.

➢

Except for grants of stock options which may be made in connection with hiring or promoting an employee or when deemed necessary by the Compensation Committee for retention purposes, grants to employees (other than the chief executive officer, president, chief operating officer or chief financial officer as provided below) will not be made more frequently than quarterly and will be made within a short period of time after the release of quarterly financial results.

➢

Except for grants of stock options which may be made to a newly hired or newly promoted chief executive officer, president, chief operating officer or chief financial officer, or to a new director, grants to such executive officers and directors will be made annually within a short period of time after the release of annual financial results.

➢

No grants of stock options will be made when the Compensation Committee or Board is advised by our General Counsel that our executives are in possession of material favorable non-public information concerning our Company.

➢

Stock option agreements evidencing grants will be sent to recipients within two weeks of the date of grant for prompt return. Any stock option grant not accepted within the deadline set for such grant will be cancelled.

Policy Regarding Adjustment of Awards or Payments

We have not made any adjustments to any performance criteria for merit increases, cash bonuses or equity-based performance units. We have not repriced any stock options. When the impact of unforeseen market conditions, as occurred with the impact of Hurricane Katrina and the unanticipated regulatory challenges in Russia, became apparent, our Compensation Committee evaluated what action should be taken as a result of the impact of these conditions on our performance. Rather than adjust the impacted equity-based performance units, our Board determined to grant additional equity-based performance units in the fiscal year 2007 long-term incentive plan grant to provide our executive officers with an opportunity to earn additional compensation based on future performance.

All of our equity awards are subject to adjustment to reflect the impact of certain corporate events, such as the 3-for-2 stock-split effected in June 2007. Our equity-based performance units also provide for adjustment for any changes to our Company’s accounting policies that would otherwise impact the measurement of the predetermined financial performance criteria.

Stock Ownership Guidelines

In order to keep our executive officers’ interests aligned with our stockholders, our Board has adopted stock ownership guidelines for our top executive officers. These guidelines provide:

➢	Our Chief Executive Officer is expected to own stock equal in value to his base annual salary.

➢	Our President and Chief Financial Officer are each expected to own stock equal in value to 50% of their respective base salaries.

Under the guidelines, restricted stock, restricted stock units and performance-based restricted units count toward meeting the requirements, but unexercised stock options and equity-based performance units do not. The guidelines were adopted in September 2006. Based on the closing market price of our stock on October 16, 2008, $23.96, all of our top executives currently comply with these guidelines:

	Shares Owned		Required Ownership
Name	Number of Shares	Value of Shares	Value	Percent of Salary
Brian R. Gamache	125,968	$3,018,193	$898,160	100%
Orrin J. Edidin	48,814	1,169,583	300,000	50
Scott D. Schweinfurth	30,237	724,479	261,944	50

The guidelines allow our current officers four years to comply and any new top executive officers four years from their appointment to such positions to comply. In accordance with a policy set by our Board of Directors, no executive officer may trade in our common stock without first notifying our General Counsel.

Change-in-Control, Retirement or Other Post-Employment Benefits

As part of our compensation package, we allow our executive officers to participate in a qualified 401(k) deferred compensation plan and a non-qualified deferred compensation plan, both of which provide for post-employment benefits. For our Chief Executive Officer, President and Chief Financial Officer, under certain circumstances, we also provide severance payments and accelerated vesting of equity compensation awards. Ms. McJohn’s employment agreement also provides for severance payments in the event of the termination of her employment without cause.

A change-in-control may trigger certain benefits to our executive officers. It is our belief that providing benefits to our executive officers in the face of a change-in-control will help us retain these executives and ensure their objectivity in connection with any potential transaction. Certain of our equity compensation plans and related grant agreements provide for accelerated vesting of equity compensation awards in the event of a change-in-control. Furthermore, pursuant to our employment agreements with our Chief Executive Officer, President and Chief Financial Officer, as a result of a change-in-control, we may accelerate their equity compensation awards and make certain payments to them, including income tax gross up payments. These payments and benefits are described in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 43. In connection with its evaluation of executive compensation, Steven Hall & Partners delivered to our Compensation Committee and Board an analysis of the severance arrangements provided by the twelve comparator companies listed above under “Development of our Executive Compensation Program.”

Tally Sheets

In connection with their advice to the Compensation Committee, Steven Hall & Partners prepared executive compensation tally sheets for fiscal 2008 compensation for each of Messrs. Gamache, Edidin and Schweinfurth. These tally sheets set forth total remuneration granted and realized, special benefits, severance costs and values of stock holdings, and for Messrs. Gamache and Schweinfurth also provide a comparative tally sheet analysis for the Chief Executive Officers and Chief Financial Officers of Bally Technologies, Inc. and International Game Technology. The Committee considered the tally sheet information as part of the data available to it in determining its compensation recommendation.

Other Considerations

When determining the types and amount of compensation awarded to our executive officers, our Compensation Committee and Board of Directors considers not only the needs of the employees and our goals as a company, but also the accounting and tax ramifications of such compensation on our Company.

Accounting Ramifications

The impact of accounting for stock-based compensation is considered by the Compensation Committee when evaluating our compensation plans. Beginning on July 1, 2005, we began accounting for stock-based payments, including awards granted under our Amended and Restated 2005 Incentive Plan, in accordance with the requirements of Statement No. 123(R) of the Financial Accounting Standards Board, Share Based Payment.

Tax Ramifications

Section 162(m) of the Code generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or other named executive officers (excluding our chief financial officer) in excess of one million dollars per year if it is paid under qualifying performance-based compensation plans approved by stockholders. Compensation as defined by Section 162(m) includes, among other things, base salary, incentive compensation and gains on stock option transactions when the exercise price on the grant date is below the fair market value of the underlying stock on that date. Under our

Amended and Restated 2005 Incentive Plan, which has been approved by our stockholders, equity-based performance units and performance based incentive compensation including cash bonuses that have been granted or paid to our executive officers under the plan should qualify under Section 162(m) and be fully deductible by us. All stock options granted to date have an exercise price at least equal to 100% of the fair market value of the underlying stock at the date of grant, and all equity-based incentive awards, except time-vested restricted stock and restricted stock units, have been conditioned on achievement of performance goals intended to qualify as performance-based compensation. In addition, we believe the performance-based annual cash bonus plan for Messrs. Gamache, Edidin and Schweinfurth and, beginning in fiscal year 2008, the performance-based portion of the annual cash bonus plan for our other named executive officers also should qualify as performance-based compensation as granted under our Amended and Restated 2005 Incentive Plan. However, total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders, or may not meet the Code’s definition of performance-based compensation and may exceed one million dollars in a particular fiscal year. We will not be able to deduct the portion of these payments which exceed one million dollars for income tax purposes.

The Compensation Committee considers, on a case-by-case basis, how Section 162(m) will affect our compensation plans and contractual and discretionary cash compensation. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appear herein. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for fiscal year 2008.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

Edward W. Rabin, Jr., Chairman

Robert J. Bahash

Patricia M. Nazemetz

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below and accompanying narrative disclosures provide compensation information for our named executive officers for fiscal years 2008 and 2007 that we recorded as an expense in our fiscal year 2008 and 2007 Statements of Income in our Annual Reports on Form 10-K:

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation Awards ($) (3)	Change in Pension Value ($) (4)	All Other Compensation ($) (5)	Total ($)
Brian R. Gamache Chairman and Chief Executive Officer	2008	$835,257	—	$1,197,695	$608,052	$1,614,027	$161,715	$107,775	$4,524,521
	2007	803,668	—	698,931	987,321	1,046,441	161,715	115,383	3,813,459

Orrin J. Edidin President	2008	530,637	—	547,737	261,841	770,859	—	76,008	2,187,082
	2007	508,899	—	321,302	333,740	584,492	—	59,034	1,807,467

Scott D. Schweinfurth Executive Vice President and Chief Financial Officer	2008	486,740	—	502,777	242,159	706,426	—	67,474	2,005,576
	2007	467,293	—	295,359	313,215	536,639	—	71,304	1,683,810

Patricia C. Barten Executive Vice President, Continuous Improvement	2008	308,992	$35,674	121,904	197,827	179,295	—	17,768	861,460
	2007	292,630	112,125	—	266,590	—	—	17,679	689,024

Kathleen J. McJohn Vice President, General Counsel and Secretary	2008	335,549	39,012	133,482	98,447	194,521	—	21,640	822,651
	2007	317,500	121,875	—	93,256	—	—	22,828	555,459

(1)	Stock Awards: Amounts shown do not reflect compensation actually received by the individuals named above nor do these amounts reflect only stock awards granted in fiscal year 2008 or 2007. This column reflects the dollar amount recognized for financial statement reporting purposes for stock awards including restricted stock and equity-based performance units for fiscal years 2008 and 2007 in accordance with SFAS No. 123R, and thus include amounts relating to awards made prior to and during fiscal years 2007 and 2008. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The restricted stock and equity-based performance units reflected above are described in greater detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Stock Awards” below.
(2)	Option Awards: Amounts shown do not reflect compensation actually received by the individuals named above nor do these amounts reflect only stock option awards granted in fiscal year 2008 or 2007. The amounts listed above reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2008 and 2007, in accordance with SFAS 123R, and thus include amounts relating to stock option grants made prior to and during fiscal years 2007 and 2008. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of these stock options has been calculated using the Black-Scholes option pricing method in accordance with SFAS No. 123R, as further described in Footnote 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2008. These stock option awards are described in greater detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Option Awards” below.
(3)	Non-Equity Incentive Plan Compensation Awards: This column reflects cash bonuses awarded under our Amended and Restated 2005 Incentive Plan to Messrs. Gamache, Edidin and Schweinfurth and Mses. Barten and McJohn in accordance with previously approved bonus matrices and calculated based on our financial performance for fiscal years 2008 and 2007 as described in greater detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Bonus” below.
(4)	Change in Pension Value: This column represents the change from June 30, 2007 to June 30, 2008 and from June 30, 2006 to June 30, 2007 in the present value of the benefits to which Mr. Gamache will become entitled upon termination of his employment in accordance with his employment agreement.
(5)	All Other Compensation: See “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—All Other Compensation” below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each grant made to the named executive officers in fiscal year 2008 under our Amended and Restated 2005 Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian R. Gamache	9/19/2007				10,592	17,654	35,308	17,654	49,434	30.55	1,078,656
	9/19/2007	630,439	863,615	2,418,122

Orrin J. Edidin	9/19/2007				4,870	8,116	16,232	8,116	22,727	30.55	495,896
	9/19/2007	302,327	412,264	1,236,791

Scott D. Schweinfurth	9/19/2007				4,471	7,452	14,904	7,452	20,866	30.55	455,296
	9/19/2007	277,056	377,804	1,133,413

Patricia Barten	9/19/2007				2,153	3,589	7,178	3,589	10,049	30.55	219,264
	9/19/2007	70,032	95,935	287,805

Kathleen J. McJohn	9/19/2007				2,341	3,901	7,802	3,901	10,923	30.55	238,330
	9/19/2007	75,980	104,082	312,247

(1)	Consists of cash bonuses that were awarded under Amended and Restated 2005 Incentive Plan to Messrs. Gamache, Edidin and Schweinfurth and the portion of the cash bonuses awarded to Mses. McJohn and Barten for fiscal year 2008 that was determined in accordance with bonus matrices approved by our Board of Directors in September 2007 and calculated based on our corporate financial performance for fiscal year 2008. The actual payout of this award is included under “Non-Equity Incentive Plan Awards” in the Summary Compensation Table above and is further described under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Bonus” below.
(2)	Consists of equity-based performance units which grants are discussed in more detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Equity-Based Performance Units” below.
(3)	Consists of restricted stock which grants are discussed in more detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Stock Awards” below.
(4)	The exercise price is the closing trading price on the date of grant.
(5)	The grant date fair value has been calculated in accordance with SFAS No. 123R.

ADDITIONAL INFORMATION CONCERNING

SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The following additional information concerning our named executive officers’ compensation, including plan-based awards, is furnished to supplement the information provided in the Summary Compensation and Grants of Plan-Based Awards Tables.

Employment Agreements

We employ Brian R. Gamache under the terms of an agreement dated December 27, 2004, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Gamache’s employment will at no time be less than two years. For calendar year 2008, our Board increased Mr. Gamache’s annual salary to $863,615 based on the performance-based merit increase criteria previously approved by the Board. Effective October 2008, Mr. Gamache’s annual salary was increased to $898,160. For fiscal year 2008, Mr. Gamache had the opportunity to earn a bonus of up to 280% of his base salary pursuant to an annual performance-based program. Mr. Gamache may participate in all benefit plans and perquisites generally available to our senior executives including our long-term performance-based incentive program.

We employ Orrin J. Edidin under the terms of an agreement dated as of February 14, 2005, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Edidin’s employment will at no time be less than two years. For calendar year 2008, our Board increased Mr. Edidin’s annual salary to $549,685 based on the performance-based merit increase criteria previously approved by the Board. Effective July 1, 2008, in connection with his promotion to President, Mr. Edidin’s annual salary was increased to $600,000. For fiscal year 2008, Mr. Edidin had the opportunity to earn a bonus of up to 225% of his base salary pursuant to an annual performance based program. Mr. Edidin may participate in all benefit plans and perquisites generally available to our senior executives, including long-term performance-based incentive programs, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we will provide Mr. Edidin with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Edidin to pay the portion of the annual premium in excess of $3,000.

We also employ Scott D. Schweinfurth under the terms of an agreement dated as of February 14, 2005, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Schweinfurth’s employment will at no time be less than two years. For calendar year 2008, our Board increased Mr. Schweinfurth’s annual salary to $506,739 based on the performance-based merit increase criteria previously approved by the Board. Effective October 2008, Mr. Schweinfurth’s annual salary was increased to $523,889. For fiscal year 2008, Mr. Schweinfurth had the opportunity to earn a bonus of up to 225% of his base salary pursuant to an annual performance based program. Mr. Schweinfurth may participate in all benefit plans and perquisites generally available to our senior executives, including long-term performance-based incentive programs, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we will provide Mr. Schweinfurth with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Schweinfurth to pay the portion of the annual premium in excess of $3,000.

For calendar year 2008, Ms. Barten’s salary was set at $319,783 per year. Effective July 1, 2008, in connection with her promotion to Executive Vice President, Continuous Improvement, Ms. Barten’s annual salary was increased to $350,000. We employ Kathleen J. McJohn under the terms of an agreement dated November 22, 2002, as amended. For calendar year 2008, Ms. McJohn’s salary was set at $346,941 per year. Effective October 2008, Ms. McJohn’s annual salary was increased to $360,819. For Mses. Barten and McJohn, for fiscal year 2008, they were eligible to earn a bonus of up to 120% of their base salaries of which (1) 75% was determined by the bonus matrix based on corporate financial performance and (2) 25% was discretionary based on achievement of personal objectives pre-established by our Chief Executive Officer. Additionally, Mses. Barten and McJohn may participate in all benefit plans and perquisites generally available to executive employees including our long-term performance-based incentive program.

Bonus

The rules of the Securities and Exchange Commission require us to report bonuses under two columns in the Summary Compensation Table: (1) under “Bonus” for cash awards paid not pursuant to any plan; and (2) under “Non-Equity Incentive Plan Compensation Awards” for cash awards paid pursuant to a plan approved by our stockholders. The bonuses awarded to Messrs. Gamache, Edidin and Schweinfurth and 75% of the bonuses awarded Mses. Barten and McJohn for fiscal year 2008 performance included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation Awards” were made pursuant to our Amended and Restated 2005 Incentive Plan and bonus matrices based on revenues and earnings per share approved by our Board in September 2007. The potential threshold, target and maximum amounts of the cash bonuses are also included under “Estimated Future Payout Under the Non-Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards Table. This award is reported in both tables in accordance with the rules of the Securities and Exchange Commission because the award was granted and earned in the same fiscal year. The matrices, goals and bonus amounts for fiscal year 2008 for Messrs. Gamache, Edidin, and Schweinfurth and Mses. Barten and McJohn are described in more detail in our Compensation Discussion and Analysis above. For Mses. Barten and McJohn, the bonuses included in the Summary Compensation Table under the “Bonus” column represent the 25% discretionary bonus awarded based on the achievement of personal objectives pre-established by our Chief Executive Officer.

Stock Awards

The Stock Awards column in the Summary Compensation Table discloses the portion of the fair value of shares of restricted stock and equity-based performance units that was recognized as an expense for financial accounting purposes for fiscal year 2008 and also includes value relating to awards made in prior fiscal years. For both the restricted stock and equity-based performance units, the expense reported in the Summary Compensation Table was calculated using the closing trading price on the date of grant.

Restricted Stock

The following table provides additional information as of June 30, 2008, including the closing price on the date of each grant and the vesting schedules of each grant, concerning the shares of restricted stock which are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. All of these shares were granted under our Amended and Restated 2005 Incentive Plan.

	Restricted Stock
Grant Date	Grant Date Price Per Share	Recipients	# of shares		Vesting Schedule
			Granted	Unvested
December 9, 2004	$20.33	Brian R. Gamache	101,185	—	Vesting equally over three years; the last third vested on December 9, 2007.
		Orrin J. Edidin	46,483	—
		Scott D. Schweinfurth	42,733	—

June 7, 2007	$27.95	Brian R. Gamache	28,941	21,706	Vesting equally over four years, as long as the holder remains employed with WMS.
		Orrin J. Edidin	13,773	10,330
		Scott D. Schweinfurth	12,628	9,471

September 19, 2007	$30.55	Brian R. Gamache	17,654	17,654	Vesting equally over four years, as long as the holder remains employed with WMS.
		Orrin J. Edidin	8,116	8,116
		Scott D. Schweinfurth	7,452	7,452
		Patricia C. Barten	3,589	3,589
		Kathleen J. McJohn	3,901	3,901

Equity-Based Performance Units

As of June 30, 2008, three grants of equity-based performance units were outstanding, units with performance measurement periods of (1) thirty-six months ending June 30, 2008, (2) thirty-six months ending June 30, 2009 and (3) thirty-six months ending June 30, 2010. At the time of grant, our Board based upon the recommendation of the Compensation Committee set performance goals for these performance units dependent on total revenue and free cash flow for the grants with measurement periods ending June 30, 2008 and 2009 and dependent on total revenue and earnings per share for the grants with the measurement period ending June 30, 2010. Based upon the applicable performance criteria achieved in the thirty-six month period ended June 30, 2008, no payout was made with respect to equity-based performance units with a measurement period ending June 30, 2008.

The final determination of the number of shares of stock awarded to participants under our equity-based performance unit grants is dependent upon the extent the specified financial performance goals during the thirty-six month performance period are achieved or exceeded. As indicated above under Grants of Plan-Based Awards, our equity-based performance units have a minimum threshold performance level which must be achieved before any shares are issued. Under our agreements, depending on which goal is met, a variable amount of shares will be issued after the performance measurement date:

	Number of Shares Issued as a Percentage of the Units Granted
Goal	6/30/2009 performance measurement date	6/30/2010 performance measurement date
Threshold	10%	60%
Target	100%	100%
Maximum	200%	200%

The equity-based performance units with a thirty-six month performance measurement period ending June 30, 2010 were granted in fiscal year 2008 and are reflected under Estimated Future Payouts Under Equity Incentive Plan Awards column in the Grants of Plan-Based Awards Table. The following table provides additional information, including the closing price on the date of each grant and the vesting schedules of each grant, concerning the equity-based performance units which are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. All of these units were granted under our Amended and Restated 2005 Incentive Plan.

	Equity-based Performance Units
Grant Date	Grant Date Price Per Share		# of units
		Recipients	Granted	Unvested	Vesting Schedule
August 14, 2006	$16.95	Brian R. Gamache Orrin J. Edidin Scott D. Schweinfurth Patricia C. Barten Kathleen J. McJohn	40,948 18,172 16,666 6,304 6,958	40,948 18,172 16,666 6,304 6,958	Vesting if performance goals are met as of the performance measurement date of June 30, 2009, as long as the holder remains employed with WMS.

September 19, 2007	$30.55	Brian R. Gamache Orrin J. Edidin Scott D. Schweinfurth Patricia C. Barten Kathleen J. McJohn	17,654 8,116 7,452 3,589 3,901	17,654 8,116 7,452 3,589 3,901	Vesting if performance goals are met as of the performance measurement date of June 30, 2010, as long as the holder remains employed with WMS.

Option Awards

The Option Awards column in the Summary Compensation Table discloses the amount of the fair value of the following stock option grants under our Amended and Restated 2005 Incentive Plan that was recognized as an expense for financial reporting purposes in fiscal year 2008. The grants awarded in fiscal year 2008 are also included under “All Other Option Awards: Number of Securities Underlying Options” in the Grants of Plan-Based Awards Table above.

Name	Grant Date	Term in Years	Vesting Schedule	Option Exercise Price	Number of Options Granted	SFAS 123R Expense
Brian R. Gamache	12/9/2004	10	1/3 each year over 3 years	$20.33	147,549	$81,877
	1/7/2005	10	1/3 each year over 3 years	21.67	48,646	27,035
	6/16/2005	10	1/3 each year over 3 years	22.60	52,852	56,268
	8/14/2006	10	1/3 each year over 3 years	16.95	78,195	185,672
	9/19/2007	7	1/3 each year over 3 years	30.55	49,434	257,200

Orrin J. Edidin	12/9/2004	10	1/3 each year over 3 years	20.33	55,566	24,402
	1/7/2005	10	1/3 each year over 3 years	21.67	21,048	11,697
	6/16/2005	10	1/3 each year over 3 years	22.60	23,784	25,320
	8/14/2006	10	1/3 each year over 3 years	16.95	34,608	82,176
	9/19/2007	7	1/3 each year over 3 years	30.55	22,727	118,246

Scott D. Schweinfurth	12/9/2004	10	1/3 each year over 3 years	20.33	55,566	24,402
	1/7/2005	10	1/3 each year over 3 years	21.67	19,177	10,658
	6/16/2005	10	1/3 each year over 3 years	22.60	21,669	23,069
	8/14/2006	10	1/3 each year over 3 years	16.95	31,782	75,466
	9/19/2007	7	1/3 each year over 3 years	30.55	20,866	108,564

Patricia C. Barten	9/29/2005	10	1/4 each year over 4 years	18.47	75,000	111,407
	8/14/2006	10	1/3 each year over 3 years	16.95	14,377	34,138
	9/19/2007	7	1/3 each year over 3 years	30.55	10,049	52,282

Kathleen J. McJohn	1/7/2005	10	1/3 each year over 3 years	21.67	7,644	4,248
	6/16/2005	10	1/3 each year over 3 years	22.60	7,198	7,665
	8/14/2006	10	1/3 each year over 3 years	16.95	12,511	29,707
	9/19/2007	7	1/3 each year over 3 years	30.55	10,923	56,827

Change in Pension Value

The Change in Pension Value column in the Summary Compensation Table discloses the change in present value, between June 30, 2007 and June 30, 2008 and between June 30, 2006 and June 30, 2007, of the death, disability and termination benefits (“retirement benefits”) payable to Mr. Gamache under his employment agreement. The present value of these benefits is based upon an assumed termination of employment date of June 20, 2023, and a maximum termination benefit of $5,000,000 to be paid out over 10 years, using a discount rate of 5.75%.

Effective July 1, 2008, amendments to Mr. Gamache’s employment agreement revised the terms of his retirement benefits. See “Pension Benefits” on page 42 below.

All Other Compensation

The rules of the Securities and Exchange Commission require us to disclose more details about any perquisite included in the All Other Compensation column in the Summary Compensation Table which amounts to more than $25,000 for an individual. The amounts shown in the All Other Compensation Column of the Summary Compensation Table include matching employer contributions to our named executive officers’ deferred compensation plan accounts. Our executive officers may participate in two company-sponsored deferred compensation plans. The first plan, the WMS Industries Inc. 401(k) Plan (the “401(k) Plan”), is a tax qualified deferred compensation plan available to all employees. Because the amount some of our employees, including our named executive officers, may contribute to the 401(k) may be limited by Section 415 of the Internal

Revenue Code, we offer the second plan, the WMS Industries Non-Qualified Deferred Compensation Plan, to provide them with the same benefits offered under the 401(k) Plan to our other employees. Through these two plans, each year, we match 100% of the first 3% of annual compensation contributed by our employees, including our named executive officers, and 50% of the second 3% contributed by our employees, including our named executive officers, to these plans. The company match contributions for fiscal year 2008 for our named executive officers were as follows:

Name	401(k) Plan Company Match	Non-Qualified Deferred Compensation Plan Company Match
Brian R. Gamache	$10,350	$72,066
Orrin J. Edidin	10,350	40,196
Scott D. Schweinfurth	10,350	35,524
Patricia C. Barten	10,574	5,357
Kathleen J. McJohn	10,599	9,984

The All Other Compensation column in the Summary Compensation Table also includes the aggregate incremental costs to our Company of personal and spousal travel and entertainment which we consider appropriate business expenses of our executive officers under our corporate policies, cash payments for vacation days not used in accordance with our corporate policies, health expense reimbursements, life insurance premiums for certain of our executive officers and other such expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by the named executive officers at the end of fiscal year 2008. The following awards listed in the table below are also listed in the Grants of Plan-Based Equity Awards Table on page 34: (1) stock option awards with an expiration date of September 19, 2014, (2) certain of the unvested stock awards, see “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Stock Awards” above and (3) certain of the unearned shares, units or other rights that have not vested, see “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables Equity-based Performance Units” above.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Brian R. Gamache						39,360	1,171,747	58,602	437,238
	—	49,434	—	30.55	9/19/2014
	26,065	52,130	—	16.95	8/14/2016
	52,852	—	—	22.60	6/16/2015
	48,646	—	—	21.67	1/7/2015
	297,549	—	—	20.33	12/9/2014
	11,250	—	—	18.98	5/10/2014
	37,500	—	—	16.55	9/18/2013
	37,500	—	—	9.52	5/8/2012
	8,000	—	—	13.01	8/9/2011
	112,500	—	—	15.00	5/14/2011
Orrin J. Edidin						18,446	549,137	26,288	199,066
	—	22,727	—	30.55	9/19/2014
	11,536	23,072	—	16.95	8/14/2016
	23,784	—	—	22.60	6/16/2015
	21,048	—	—	21.67	1/7/2015
	55,566	—	—	20.33	12/9/2014
	7,500	—	—	18.98	5/10/2014
Scott D. Schweinfurth						16,923	503,798	24,118	182,722
	—	20,866	—	30.55	9/19/2014
	10,594	21,188		16.95	8/14/2016
	21,669	—	—	22.60	6/16/2015
	19,177	—	—	21.67	1/7/2015
	55,566	—	—	20.33	12/9/2014
	7,500	—	—	18.98	5/10/2014
	112,500	—	—	11.54	11/15/2010
Patricia Barten						3,589	106,845	9,893	82,874
	—	10,049	—	30.55	9/19/2014
	4,792	9,585	—	16.95	8/14/2016
	18,500	37,500	—	18.47	9/29/2015
Kathleen J. McJohn						3,901	116,133	10,859	90,394
	—	10,923	—	30.55	9/19/2014
	4,170	8,341	—	16.95	8/14/2016
	7,198	—	—	22.60	6/16/2015
	7,644	—	—	21.67	1/7/2015
	3,750	—	—	18.98	5/10/2014
	25,900	—	—	7.33	2/13/2013

(1)	The unexercisable options listed above will vest as follows, assuming continued employment by the named executive officer:

Expiration Date	Grant Date	Vesting Schedule
9/19/2014	9/19/2007	1/3 each year over 3 years
9/29/2015	9/29/2005	1/4 each year over 4 years
8/14/2016	8/14/2006	1/3 each year over 3 years

(2)	Consists of the unvested portion of the restricted stock listed under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Restricted Stock” above.
(3)	Value is based on the closing price of our common stock on June 30, 2008, the last trading date in our 2008 fiscal year, $29.77.
(4)	Consists of the equity-based performance units listed under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Equity Tables—Equity-based Performance Units” above, including the equity-based performance units which expired without payout after June 30, 2008.
(5)	Value is based on the closing price of our common stock on June 30, 2008, the last trading day in our 2008 fiscal year, $29.77, and vesting of 10% for units with a June 30, 2009 measurement date and 60% for units with a June 30, 2010 measurement date, based upon the assumption of the achievement of the threshold goal.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian R. Gamache	254,500	5,063,350	40,964	1,447,825
Orrin J. Edidin	112,500	2,286,186	18,938	669,544
Scott D. Schweinfurth	37,500	776,595	17,402	615,225
Patricia Barten	19,000	284,603	—	—
Kathleen J. McJohn	4,100	132,594	—	—

(1)	The value realized equals the difference between the stock option exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of shares for which the stock option was exercised for the following stock options:

Name	Grant Date	Number of Shares	Exercise Price	Market Price
Brian R. Gamache	8/9/2001	154,500	$13.01	$33.12
	8/9/2001	100,000	13.01	32.57
Orrin J. Edidin	11/15/2000	33,000	11.54	33.30
	11/15/2000	65,800	11.54	31.30
	11/15/2000	13,700	11.54	31.06
Scott D. Schweinfurth	5/9/2002	37,500	9.52	30.23
Patricia Barten	9/29/2005	19,000	18.47	33.45
Kathleen J. McJohn	2/13/2003	4,100	7.33	39.67

(2)	The value realized equals the fair market value of the restricted common stock on the vesting date multiplied by the number of shares vesting.

Name	Grant Date	Number of Shares	Market Price on Vesting Date
Brian R. Gamache	12/9/2004	33,729	$34.98
	6/7/2007	7,235	37.04
Orrin J. Edidin	12/9/2004	15,495	34.98
	6/7/2007	3,443	37.04
Scott D. Schweinfurth	12/9/2004	14,245	34.98
	6/7/2007	3,157	37.04

PENSION BENEFITS

None of our named executive officers received any benefits in fiscal year 2008 under defined pension plans. As of June 30, 2008, we had agreed to provide Mr. Gamache with certain retirement benefits pursuant to his employment agreement consisting of annual payments equal to fifty percent (50%) of his annual base salary at the time of termination of his employment, but not less than $350,000 and not more than $500,000, payable in equal monthly installments. Such monthly payment would have continued for a period of time equal to the lesser of (1) ten years or (2) the period of time after March 21, 2000 that Mr. Gamache was employed by us. The value of those benefits is listed below. The present value of these benefits is based upon an assumed termination of employment date of June 30, 2023 at age 65 and a maximum termination benefit of $5,000,000 to be paid out over 10 years, using a discount rate of 5.75%.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian R. Gamache	Termination benefits pursuant to Employment Agreement	8.25	$1,347,624	—

Effective July 1, 2008, Mr. Gamache’s employment agreement was amended to revise the terms of certain retirement benefits such that those benefits will consist of four annual payments equal to fifty percent (50%) of his annual base salary at the time of termination of his employment, but not less than $432,000, payable in equal monthly installments. Such monthly payments will continue for four years, at the conclusion of which we will pay Mr. Gamache a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installments continued for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed full time by us.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We offer our named executive officers the opportunity to participate in two plans: (1) the WMS Industries Inc. 401(k) Plan, a tax qualified deferred compensation plan available to all employees and (2) the WMS Industries Non-Qualified Deferred Compensation Plan which is available to certain employees, including our named executive officers. These plans allow our named executive officers and other WMS employees to voluntarily defer receipt of a portion of his or her salary and all or a portion of any bonus received, until the date or dates selected by the participant. The participant is able to select from a range of mutual funds for investment of these deferred funds. There is no selection available under either plan which would allow investment in our securities. Below is a table providing additional information about our named executive officers’ participation in the Non-Qualified Deferred Compensation Plan. For the company-match contributions provided to our named executive officers under the 401(k) Plan, please see the Summary Compensation Table and “Additional Information Concerning the Summary Compensation and Equity-Based Awards Table—All Other Compensation” on page 35 above.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions ($) (1)	Aggregate Balance at Last Fiscal Year-End ($)
Brian R. Gamache	96,088	72,066	(38,264)	58,365	280,229
Orrin J. Edidin	53,595	40,197	(10,586)	134,987	92,872
Scott D. Schweinfurth	47,366	35,524	(17,175)	—	179,371
Patricia Barten	10,982	5,357	(2,574)	—	25,932
Kathleen J. McJohn	13,313	9,984	(9,042)	—	48,286

(1)	Under the terms of the Non-Qualified Deferred Compensation Plan, three years ago, Messrs. Gamache and Edidin elected to have a distribution made to them from their respective accounts during fiscal year 2008.

Our named executive officers may borrow from their accounts or withdraw funds under the 401(k) Plan on the same terms and subject to the same conditions as all other employees. Under the 401(k) Plan, distribution may occur upon termination of employment, death of the employee or retirement at the normal retirement age under the Plan.

Under the Non-Qualified Deferred Compensation Plan, participants, including our named executive officers, elect the date for distribution of deferred contributions made in any year prior to the commencement of that year and subject to the requirement that the distribution occur no earlier than January 15th of the third plan year following the plan year for which the deferral election is made. Distribution of participant account balances under the Non-Qualified Deferred Compensation Plan will occur upon the earliest to occur of: (i) the date elected by such participant; (ii) the date of separation of service (as defined under the Internal Revenue Code) of the participant from our Company; or (iii) the date we terminate the Plan. For all participants, distribution of account balances will accelerate upon a change-in-control of our Company.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE-IN-CONTROL

Mr. Brian R. Gamache, Chairman and Chief Executive Officer

Effective July 1, 2008, Mr. Gamache’s employment agreement was amended to revise the terms of certain retirement benefits such that those benefits will consist of four annual payments equal to fifty percent (50%) of his annual base salary at the time of termination of his employment, but not less than $432,000, payable in equal monthly installments. Such monthly payments will continue for four years, at the conclusion of which we will pay Mr. Gamache a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installment continued for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed by us. His employment agreement was also amended to revise the timing of certain retirement benefits in order to satisfy exemptions available under Internal Revenue Code Section 409A or otherwise satisfy the requirements of Section 409A. The rules of the SEC indicate that our quantitative disclosure concerning potential payments upon termination or change-in-control should be made assuming termination of employment as of the last business day of our last completed fiscal year, June 30, 2008, which was prior to this amendment.

As of June 30, 2008, upon the termination of Mr. Gamache’s employment for any reason, whether by us or Mr. Gamache, he would have received the retirement benefits, payable in installments, specified under his employment agreement which were equal to one-half of Mr. Gamache’s salary at the time of termination, but not less than $350,000 or more than $500,000 per year, for a term that is the lesser of: (1) 10 years, or (2) the time period Mr. Gamache is employed by WMS, beginning March 21, 2000.

If Mr. Gamache were disabled for more than 90 consecutive days or 6 months in any 12-month period during the term of the agreement and was not able to resume his duties within 30 days of notice of disability, Mr. Gamache’s employment would terminate, and he would receive the retirement benefits specified under the agreement which are described under “Pension Benefits” above. In the event of Mr. Gamache’s death, his designated beneficiaries would continue to receive salary payments for a period of six months after the date of his death and would receive the retirement benefits that would otherwise have been paid to Mr. Gamache. In addition, in the case of Mr. Gamache’s death or disability, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest.

We may terminate Mr. Gamache’s employment agreement “for cause,” which includes dishonesty or failure to follow the reasonable direction of our Board. Upon any termination for cause, Mr. Gamache would receive the retirement benefits, payable in installments, specified under his employment agreement.

Mr. Gamache may terminate his employment agreement for “good reason” upon the occurrence of: (1) a material breach by us of any material provision of the agreement, (2) the placement of Mr. Gamache in a position of lesser status, (3) the assignment to Mr. Gamache of duties inconsistent with his current position, (4) the reduction of the compensation to which he is entitled under the agreement, (5) his removal from the Board or (6) the relocation of our headquarters to a location more than 40 miles farther from his current place of residence than the present location of our headquarters.

Upon any termination by Mr. Gamache for good reason, or by us without cause, we would be obligated to pay Mr. Gamache: (w) a lump sum payment equal in amount to Mr. Gamache’s base salary through the date of termination, less any payments previously made; (x) the pro rata bonus which would have been payable for the current fiscal year; (y) an amount equal to three times the sum of (1) his base salary and (2) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; and (z) the retirement benefits which would have been payable in the event of termination on the date of termination. In addition, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest.

Mr. Gamache also may terminate the agreement if either of the following change-in- control events occurs: (1) the individuals who presently constitute our Board of Directors, or successors approved by these Board members or their successors, cease for any reason to constitute at least a majority of the Board or (2) both of the following occur (a) any person or entity or group of affiliated persons or entities who are not the owner of at least 15% of our outstanding voting securities on December 27, 2004, acquire more than 25% of our outstanding voting securities and (b) Mr. Gamache remains employed by us for a period of 180 days thereafter. As of June 30, 2008, if either such a change-in-control event occurs and Mr. Gamache gives timely notice: (a) all of Mr. Gamache’s unvested stock options and stock equity grants will immediately vest; (b) we will be required to pay him a lump sum of three times the sum of (1) his base salary and (2) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; (c) all of his retirement benefits would be payable as if he had retired on the date of such change-in-control; and (d) all health benefits provided to Mr. Gamache under his employment agreement will continue for 18 months thereafter. Effective July 1, 2008, Mr. Gamache’s employment agreement was amended to provide that all health benefits will continue for his lifetime.

If payments made to Mr. Gamache under his employment agreement after a change-in-control were considered “excess parachute payments” under Section 280G of the Code, additional compensation would be required to be paid to Mr. Gamache to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change-in-control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change-in-control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us. In addition, in the case of a change-in-control, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest.

The following table provides quantitative disclosure of the incremental payments and value that Mr. Gamache would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations assume (1) a termination date of June 30, 2008 and (2) for the valuation of shares underlying stock options, restricted stock and shares issued under performance units for which vesting would have been accelerated, the closing price of our common stock on June 30, 2008, the last trading day in our fiscal year, $29.77. Information concerning Mr. Gamache’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Termination Benefits		Accelerated Options		Accelerated Restricted Stock		Accelerated Performance Units (2)		Other Benefits		Total
Retirement, Expiration of Employment Agreement or For Cause	—		$3,562,412	(3)	—		—		—		—		$3,562,412
Disability			3,562,412	(3)	$373,772	(4)	$1,171,747	(4)	$1,744,582	(4)	—		6,852,513
Death	$431,808	(5)	3,562,412	(3)	373,772	(4)	1,171,747	(4)	1,744,582	(4)	—		7,284,320
Without Cause or For Good Reason	6,581,547	(6)	3,562,412	(3)	373,772	(4)	1,171,747	(4)	1,744,582	(4)	—		13,434,060
Change-In-Control	6,581,547	(6)	3,562,412	(6)	373,772	(4)	1,171,747	(4)	1,744,582	(4)	$39,357	(7)	13,473,417

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and bonus amounts payable for fiscal year 2008 have been previously paid on the termination date.
(2)	Assuming achievement of the target, triggering 100% payout.
(3)	Payable over 8.25 years.
(4)	Mr. Gamache’s employment agreement provides for accelerated vesting of equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Amended and Restated 2005 Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Gamache’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.
(5)	Payable over 6 months.
(6)	Payable in a lump sum.
(7)	Consists of the cost to our Company of eighteen months of continued health coverage of $39,357.

Mr. Orrin J. Edidin, President, and Mr. Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

We may terminate either Mr. Edidin’s or Mr. Schweinfurth’s agreement upon 30 days written notice for “cause”, which includes dishonesty or failure to follow a reasonable direction of our Chief Executive Officer or our Board of Directors. Both Mr. Edidin’s and Mr. Schweinfurth’s agreements may be terminated by either party upon two years notice.

Mr. Edidin and Mr. Schweinfurth may also terminate their respective agreements upon 30 days written notice for “good reason,” which means the occurrence of a material breach by us of any material provision of the agreement, including a material diminution of responsibility or base salary, or, in the event of a change-in-control, the relocation of his primary office to a location more than 40 miles farther from his current place of residence than the present location of our Waukegan and Chicago, Illinois offices.

Upon any termination by Mr. Edidin or Mr. Schweinfurth for good reason, or by us without cause, under each employment agreement, we would be obligated to pay: (a) a lump sum payment equal in amount to their base salary through the date of termination less any payments previously made, (b) within 30 days after the end of the fiscal year in which such termination occurred, a pro rata amount of the bonus payable for the fiscal year in which such termination occurs to the extent not already paid, (c) base salary and a pro rata amount of one year’s bonus over the next twelve months at normal payroll intervals and (d) within 30 days after the first anniversary of such termination, a lump sum payment equal in amount to two times the sum of (1) his base salary and (2) one year’s bonus. The agreement defines “one year’s bonus” as the average annual cash bonus paid to such officer over the immediately preceding two fiscal years. Effective July 1, 2008, Messrs. Edidin’s and Schweinfurth’s employment agreements were amended to revise the timing of certain termination benefits in order to satisfy exemptions available under Internal Revenue Code Section 409A or otherwise satisfy the requirements of Section 409A. The rules of the SEC indicate that our quantitative disclosure concerning potential payments upon termination or change-in-control should be made assuming termination of employment as of the last business day of our last completed fiscal year, June 30, 2008.

As of June 30, 2008, if the agreement terminated by reason of the officer’s death or his absence from his duties on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which was determined to be total and permanent by a physician, we would be required to pay the officer or his legal representatives: (a) a lump sum payment equal in amount to their base salary through the date of termination less any payments previously made, (b) the pro rata bonus which would have been payable during the current year had he remained employed; and (c) a lump sum equal to one-half the sum of (1) his base salary and (2) one year’s bonus.

Mr. Edidin’s or Mr. Schweinfurth’s employment agreement may also be terminated if either of the following change-in-control events occurs: (1) the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board, and the officer gives written notice of his election to terminate his employment within sixty days of such event or (2) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of January 1, 2005, acquires more than 25% of our outstanding shares, and the officer gives written notice of his election to terminate his employment for “good reason” or our Company terminates his employment not for cause, death or disability within 180 days of such acquisition. In the event of such a termination of Mr. Edidin’s or Mr. Schweinfurth’s employment agreement, then in lieu of any other rights under his agreement, we will be required to pay him (a) any accrued base salary and the pro rata bonus to the extent not already paid; and (b) a lump sum of three times the sum of (1) his base salary and (2) one year’s bonus. If payments made to Mr. Edidin or Mr. Schweinfurth under their respective agreements after a change-in-control are considered “excess parachute payments” under Section 280G of the Code, additional compensation is required to be paid to them to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

In addition, upon a change-in-control event, all of Mr. Edidin’s and Mr. Schweinfurth’s unexpired unvested options and stock equity grants will immediately vest.

With respect to “excess parachute payments” made to either Mr. Edidin or Mr. Schweinfurth, under Section 4999 of the Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change-in-control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change-in-control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us.

Mr. Edidin

The following table provides quantitative disclosure of the incremental payments and value that Mr. Edidin would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations assume (1) a termination date of June 30, 2008 and (2) for the valuation of shares underlying stock options, restricted stock and shares issued under performance units for which vesting would have been accelerated, the closing price of our common stock on June 30, 2008, the last trading day in our fiscal year, $29.77. Information concerning Mr. Edidin’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Performance Units		Other Benefits	Total
Retirement, Expiration of Employment Agreement or For Cause	—		—		—		—		—	—
Disability or Death	$613,680	(2)	—		$549,137	(3)	—		—	$1,162,817
Without Cause or For Good Reason	3,682,082	(4)	—		549,137	(3)	—		—	4,231,219
Change-In-Control	3,682,082	(2)	$295,783	(3)	549,137	(3)	$782,594	(3)	—	5,309,596

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2008 have been paid previously on the termination date.
(2)	Payable in a lump sum.
(3)	Mr. Edidin’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Amended and Restated 2005 Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Edidin’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.
(4)	For 12 months following termination, salary and bonus amounts are paid in regular payroll installments; on the first anniversary of the termination date, a lump sum payment equal to two times the sum of (1) one year’s salary and (2) one year’s bonus will be paid.

Mr. Schweinfurth

The following table provides quantitative disclosure of the incremental payments and value that Mr. Schweinfurth would have received as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations assume (1) a termination date of June 30, 2008 and (2) for the valuation of the shares underlying stock options, restricted stock and shares issued under performance units for which vesting would have been accelerated, the closing price of our common stock on June 30, 2008, the last trading day in our fiscal year, $29.77. Information concerning Mr. Schweinfurth’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Performance Units		Other Benefits	Total
Retirement, Expiration of Employment Agreement or For Cause	—		—		—		—		—	—
Disability or Death	$562,636	(2)	—		$503,798	(3)	—		—	$1,066,434
Without Cause or For Good Reason	3,375,815	(4)	—		503,798	(3)	—		—	3,879,613
Change-In-Control	3,375,815	(2)	$271,630	(3)	503,798	(3)	$717,993	(3)	—	4,869,236

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2008 have been paid previously on the termination date.
(2)	Payable in a lump sum.
(3)	Mr. Schweinfurth’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Amended and Restated 2005 Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Schweinfurth’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.
(4)	For 12 months following termination, salary and bonus amounts are paid in regular payroll installments; on the first anniversary of the termination date, a lump sum payment equal to two times the sum of (1) one year’s salary and (2) one year’s bonus will be paid.

Non-Competition and Non-Solicitation

Under his employment agreement, as amended effective July 1, 2008, Mr. Gamache has agreed not to compete with us for a period of four years following termination of his employment. Additionally, he has agreed not to try to solicit our employees for employment elsewhere for a period of the greater of four years following termination of his employment or during the period he is receiving termination benefits from us. Under their respective employment agreements, each of Messrs. Edidin and Schweinfurth have agreed not to compete with us for a period of two years from termination of their employment by the Company for cause or by them without good reason and for a period of one year if they terminate their employment with us for good reason. Each has agreed not to solicit our employees for a period of two years following termination of his employment for any reason.

Ms. Patricia C. Barten, Executive Vice President, Continuous Improvement and Ms. Kathleen J. McJohn, Vice President, General Counsel and Secretary

Ms. Barten is not contractually entitled to any payments that would differ from what other employees may receive if her employment had been terminated. We may terminate Ms. Barten’s employment at any time with or without cause. We may terminate Ms. McJohn’s agreement with or without cause. If we terminate the agreement without cause, Ms. McJohn is entitled to a continuation of her salary for six months, the cost of which to our Company would have been $180,409 if her employment had been terminated as of June 30, 2008. Aside from this salary continuation, Ms. McJohn is not contractually entitled to any termination payments that would differ from what other employees may receive.

PROPOSAL 2—APPROVAL OF THE

WMS INDUSTRIES INC. EMPLOYEE STOCK PURCHASE PLAN

On October 20, 2008, upon recommendation of the Compensation Committee, our Board of Directors adopted the WMS Industries Inc. Employee Stock Purchase Plan (the “ESPP”), subject to the approval of our stockholders. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire an ownership interest us through the purchase of shares of our common stock. We are asking our stockholders to approve the ESPP because we believe the ESPP will align the interests of our employees and stockholders and aid in the recruitment and retention of employees.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. A description of the material provisions of the ESPP is set forth below. The statements made in this Proposal 2 concerning the terms and provisions of the ESPP are summaries and do not purport to be a complete recitation of the ESPP provisions. These statements are qualified in their entirety by express reference to the full text of the ESPP, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein.

Administration and Eligibility

The ESPP will be administered by our Plan Administration Committee (the “Committee”). Employees, including our executive officers designated by the Committee from time to time who satisfy the eligibility criteria which may be established by the Committee will be eligible to participate in the ESPP. As of October 16, 2008, approximately 1,100 employees would be eligible to participate in the ESPP if it were then in place. Non-employee directors are not eligible to participate in the ESPP.

Shares Available for Issuance

The maximum number of shares of our common stock that may be purchased under the ESPP is 500,000, subject to adjustment in the case of any change in our shares, including by reason of a stock dividend, stock split, share combination, recapitalization, reorganization, merger, consolidation or change in corporate structure. As of October 16, 2008, the closing price of our common stock was $23.96.

Purchase of Shares

An eligible employee may elect to participate in the ESPP for any six month offering period through payroll deduction. The minimum contribution that an eligible employee may make under the ESPP is 1% of the employee’s eligible compensation and the maximum is 15% of the employee’s eligible compensation (or such higher amount as the Committee determines). At the end of each calendar quarter of the six-month offering period for which the employee has elected to participate, the total amount of each employee’s payroll deduction will be used to purchase shares of our common stock. The purchase price per share will be equal to 85% of the fair market value of a share of common stock on the date of purchase.

No employee may be permitted to purchase common stock during any calendar year with an aggregate fair market value greater than $25,000 (based on the fair market value of the stock on the first day of the offering period). In addition, an employee will not be permitted to participate in the ESPP for an offering period if, as a result of such participation, the employee (and any other person whose stock would be attributed to the employee under the attribution rules of the Internal Revenue Code) would own shares and/or hold options to purchase shares possessing 5% or more of our total combined voting power.

Amendment or Termination

The Committee may terminate, amend or suspend the ESPP at any time. An amendment to the ESPP will be submitted for stockholder approval to the extent required by the Internal Revenue Code, the Securities Exchange Act of 1934 or any other applicable laws. If not earlier terminated by the Committee, the ESPP will terminate on June 30, 2019.

Federal Income Tax Consequences

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

An employee’s payroll deductions to purchase shares of common stock under the ESPP are made on an after-tax basis. No federal income tax is imposed on an employee, and we are not entitled to a deduction, on the grant of the right to purchase common stock under the ESPP. Generally, no federal income tax is imposed on an employee, and we are not entitled to a deduction, as a result of an employee’s purchase of common stock under the ESPP.

If a participant disposes of shares of common stock purchased under the ESPP within two years after the beginning of the offering period during which the shares were purchased or within one year of the date of purchase (the “statutory holding period”), the participant will recognize ordinary income in the year the shares are disposed of equal to the amount by which the fair market value of the shares on the date of purchase exceeds the purchase price for the shares. A participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) the share. We will be entitled to a deduction at the same time and in the same amount as any ordinary income recognized by the employee.

If a participant disposes of the purchased shares after the expiration of the statutory holding period, then the participant will recognize ordinary income in the year of disposition equal to the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price. We will not be entitled to a deduction with respect to shares disposed of after the expiration of the statutory holding period. In addition, the difference between the initial purchase price, increased by any ordinary income recognized by the participant, and the selling price of the shares, will be long-term capital gain or loss to the participant.

The following table summarizes the securities authorized for issuance pursuant to our equity compensation plans as of October 16, 2008:

EQUITY COMPENSATION PLAN TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in the first column)
Equity compensation plans approved by stockholders	4,672,830	(1)	$22.53	1,447,360
Equity compensation plans not approved by stockholders	507,753	(2)	13.08	—	(3)

Total	5,180,583			1,447,360

(1)	Consists of options granted under our 1991, 1994, 2000 and 2002 stock option plans and our 2005 Incentive Plan. Does not include 337,744 shares of Restricted Stock, 185,786 Restricted Stock Units, 385,352 Equity-based Performance Units, 61,572 Performance-based Restricted Units or 24,890 Deferred Units issued under our 2005 Incentive Plan.
(2)	Consists of options granted under our 1998 and 2000 Non-Qualified Stock Option Plans.
(3)	No additional awards can be made under our 1998 and 2000 Non-Qualified Stock Option Plans.

Vote Required for Adoption

Under Delaware law, our Employee Stock Purchase Plan must receive affirmative votes from more than 50 percent of the shares that are present and entitled to vote in order to be approved. Broker non-votes are not counted as shares voted on the approval of the Employee Stock Purchase Plan. An abstention has the same effect as a vote AGAINST this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE WMS INDUSTRIES INC. EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We propose that the stockholders ratify the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2009 by the Audit and Ethics Committee of the Board of Directors. We expect that representatives of Ernst & Young will be present at the Annual Meeting of Stockholders and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young will have the opportunity to make a statement if they desire to do so.

Ernst & Young served as our independent registered public accounting firm for fiscal years 2007 and 2008 and billed us for services rendered in fiscal years 2007 and 2008 as follows:

Audit Fees.    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements for fiscal years 2007 and 2008, including the review of the financial statements included in our Quarterly Reports on Form 10-Q, required audit of internal controls over financial reporting and statutory audits required of the financial statements of certain of our international subsidiaries, were $913,625 and $849,550, respectively.

Audit-Related Fees.    The aggregate fees for audit-related services for the same periods were $154,000 and $122,750, respectively. These audit related services generally included fees for the annual audit of our employee benefit plans and agreed-upon procedures relating to wide area progressive systems.

Tax Fees.    The aggregate fees for tax services for the same periods were $176,260 and $174,625, respectively. These tax services include fees for domestic and foreign tax advice and planning.

All Other Fees.    We did not retain Ernst & Young for any other services during fiscal year 2008.

Pre-Approval Policies and Procedures.    Our Audit and Ethics Committee has adopted a policy for pre-approving all audit and permitted non-audit services rendered to us by our auditors. All audit services must be approved by the full Committee. Under the policy, any permitted non-audit services must be pre-approved by either the full Committee or by a designated member of the Audit and Ethics Committee and our internal audit director. If a designated member and our internal audit director approve any non-audit services, the full Committee will be informed of such services at its next regularly scheduled meeting. Our independent registered public accounting firm will verify to our Audit and Ethics Committee annually that they have not performed and will not perform any prohibited non-audit services.

Percentage of Services Approved under Regulation S-X 2-01(c)(7)(i)(C).    None.

Vote Required for Ratification

Ratification by the stockholders of the appointment of an independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present in person or by proxy do not ratify the selection of Ernst & Young at the meeting, the selection of an independent registered public accounting firm will be reconsidered by the Audit and Ethics Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND ETHICS COMMITTEE REPORT

The Audit and Ethics Committee of our Board of Directors is composed of four independent directors in accordance with the listing standards of the New York Stock Exchange. The Audit and Ethics Committee operates under a written charter adopted by the Board. A copy of the charter is available and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at www.wms.com.

Our management is primarily responsible for our financial statements, the reporting process and our internal accounting controls. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. Our independent registered public accounting firm are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and their judgments as to the quality, not just the acceptability, of our accounting principles. The Audit and Ethics Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit and Ethics Committee has reviewed and discussed with management and with our independent registered public accounting firm our audited and interim consolidated financial statements, including Management’s Discussion and Analysis, that have been included in our reports on Form 10-K and 10-Q. The Audit and Ethics Committee and the independent registered public accounting firm regularly discuss the results of their audit of our financial statements, their examination of internal controls and their opinion of the appropriateness of our accounting principles. In addition, the Audit and Ethics Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission and other applicable regulations.

The Audit and Ethics Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Ethics Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. The Audit and Ethics Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is consistent with maintaining auditor independence.

Based on the Audit and Ethics Committee’s discussions with management and the independent registered public accounting firm and the Audit and Ethics Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit and Ethics Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2008 for filing with the Securities and Exchange Commission. The Audit and Ethics Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

This report is respectfully submitted by the Audit and Ethics Committee of the Board of Directors:

Harold H. Bach, Jr.

(Chairman)

Robert J. Bahash

Edward W. Rabin, Jr.

William J. Vareschi, Jr.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of copies of these reports that we have received and on representations from reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal year 2008 our officers, directors and 10% beneficial owners complied with all of their Section 16(a) filing requirements.

It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are requested to mark, date, sign and return your proxy in the enclosed postpaid envelope. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors,

Kathleen J. McJohn
Vice President, General Counsel and Secretary

Waukegan, Illinois

October 23, 2008

ANNEX A

WMS Industries Inc.

2009 Employee Stock Purchase Plan

A-i

WMS INDUSTRIES INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

Effective July 1, 2009

Section 1.    Purpose. The purpose of the WMS Industries, Inc. 2009 Employee Stock Purchase Plan is to provide employees of WMS Industries Inc. and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of the Company’s Common Stock. Among other considerations, it is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

Section 2.    Definitions.

(a) “Account” means the bookkeeping account established and maintained by the Company for each Participant to which such Participant is credited pursuant to Section 6(b) of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Company’s Plan Administration Committee.

(e) “Common Stock” means the common stock, $.50 par value, of the Company.

(f) “Company” means WMS Industries Inc., and any successor thereto.

(g) “Compensation” means total cash compensation received by an Employee from the Company or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as a salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of:

(i) sick leave;

(ii) military leave; or

(iii) any other leave of absence approved by the Committee (provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time); or

(iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(i) “Contributions” means all payroll deductions credited to the Account of a Participant pursuant to Section 6(b) of the Plan.

(j) “Designated Broker” means the stock brokerage or other financial services firm designated by the Committee to hold Common Stock purchased by Participants under the Plan.

(k) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan; provided, however, that the Committee shall only have the discretion to designate Subsidiaries if the issuance of purchase rights to such Subsidiary’s Employees pursuant to the Plan would not cause the Company to incur adverse accounting charges.

(l) “Effective Date” means July 1, 2009, the date on which the Plan takes effect.

(m) “Employee” means any person, including an Officer, who is employed by the Company or a Designated Subsidiary, including employees who are members of a collective bargaining unit, but exclusive of any such person (i) who has been employed by the Company or a Designated subsidiary for less than one (1) year; (ii) whose customary employment is for twenty (20) hours or less per week; and (iii) who does not reside in and is not employed in the United States.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(o) “Fair Market Value” means, as of any relevant date, the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) as reported in The Wall Street Journal or as reported on such other national or regional securities exchange or market system constituting the primary market for such stock, or as determined by the Committee if such stock is not so reported. If the relevant date does not fall on a day on which the Common Stock is quoted on the NYSE or such other national or regional securities exchange or market system, the date on which the Fair Market Value per share of such Common Stock shall be established shall be the last day on which the Common Stock of the Company was so quoted prior to such relevant date.

(p) “Offering Date” means the first business day of each Offering Period of the Plan.

(q) “Offering Period” means each period of six (6) consecutive months commencing on July 1, 2009 and each January 1 and July 1 thereafter, during which an Employee can set aside payroll deductions for use in purchasing Common Stock.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Participant” means an Employee of the Company who elects to participate in the Plan pursuant to the provisions of Section 5.

(t) “Plan” means the WMS Industries Inc. 2009 Employee Stock Purchase Plan.

(u) “Purchase Date” means the last business day of each calendar quarter.

(v) “Purchase Price” means, with respect to an Offering Period, an amount equal to 85% of the Fair Market Value of a Share on the Purchase Date.

(w) “Share” means a share of Common Stock, as adjusted in accordance with Section 17 of the Plan.

(x) “Subscription Agreement” means the enrollment forms provided by the Committee and completed by an Employee electing to participate in the Plan in accordance with Section 5.

(y) “Subscription Date” means the date coinciding with the close of business for the Company’s payroll office which is the last business day before the Offering Date of the first Offering Period to which the Subscription Agreement applies.

(z) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Code Section 424(f).

Section 3.    Eligibility.

(a) General Rule.    With respect to any Offering period, any Employee on the Offering Date for such Offering Period shall be eligible to participate in the Plan during such Offering Period subject to the requirements of Section 5(b) and any limitations imposed by Code Section 423.

(b) Exceptions to the General Rule.    Notwithstanding anything to the contrary under the Plan, no Employee shall be granted an option under the Plan for an Offering Period if:

(i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own Shares and/or hold outstanding options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or

(ii) such option would permit the Employee to purchase Common Stock under all “employee stock purchase plans” (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Common Stock (determined as of the Offering Date) for each calendar year in which such option is outstanding at any time.

(a) Non-Employee Directors.    Non-employee directors of the Company are not eligible to participate in the Plan.

Section 4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods commencing on January 1 and July 1 of each calendar year (or at such other time or times as may be determined by the Committee). The first Offering Period shall commence on the Effective Date of the Plan and continue until December 31, 2009. Offering Periods shall continue until either (i) the Committee decides, in its sole discretion, that there will be no further Offering Periods because the Common Stock remaining available under the Plan is insufficient to make offerings to all Employees, or (ii) the Plan is terminated in accordance with Section 18 of the Plan.

Section 5.    Participation.

(a) Initial Participation.    An Employee may become a Participant on the first Offering Date by delivering to the Company’s payroll office a Subscription Agreement indicating the Employee’s election to participate in the Plan and authorizing payroll deductions. The Subscription Agreement must be delivered to the Company’s payroll office no later than the Subscription Date. The Subscription Agreement and its submission may be electronic, as directed by the Company. An Employee who does not deliver a Subscription Agreement to the Company’s payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period and shall not participate for any subsequent Offering Period unless such Employee subsequently files a Subscription Agreement with the Company by the requisite Subscription Date for any such subsequent Offering Period. An Employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate during that Offering Period but may participate in any subsequent Offering Period provided such Employee files a Subscription Agreement and is still eligible to participate in the Plan as of the commencement of any subsequent Offering Period. The Committee may, from time to time, change the Subscription Date as deemed advisable in its sole discretion for proper administration of the Plan.

(b) Continued Participation.    A Participant shall automatically participate in the next Offering Period commencing immediately following each Offering Period in which the Participant participates unless he or she:

(i) ceases to be eligible as provided in Section 3 above,

(ii) withdraws from the Plan pursuant to Section 10(a) below, or

(iii) terminates employment as provided in Section 10(b).

If a Participant automatically participates in a subsequent Offering Period pursuant to this Section 5(b), then the Participant is not required to file any additional Subscription Agreement for any such subsequent Offering Period in order to continue participation in the Plan. However, a Participant may file a Subscription Agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective Subscription Agreement.

(c) Payroll Deductions.    The Subscription Agreement shall set forth the percentage of the Participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan. Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of a given Offering Period, unless sooner terminated by the Participant as provided in Section 10 of the Plan.

Section 6.    Method of Payment of Contributions.

(a) Limitations on Payroll Deduction Elections.    The exercise of any option during an Offering Period may be paid for only by means of payroll deductions accumulated during the Offering Period from the Participant’s pay checks. A Participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (or such greater percentage as the Committee may establish from time to time before an Offering Date) of such Participant’s Compensation on each payday during the Offering Period.

(b) Participant Accounts.    All Contributions authorized by a Participant shall be credited to the Account established under the Plan for the Participant. The monies represented by such Account shall be held as part of the Company’s general assets, usable for any corporate purpose, and the Company shall not be obligated to segregate such monies. A Participant may not make any separate cash payment or contribution to such Account.

(c) Changes or Discontinuation of Payroll Deductions.    The Participant may not increase or decrease his or her Contributions during an Offering Period. However, any Subscription Agreement filed by the Participant and delivered to the Company’s payroll office no later than the Subscription Date which elects a different Contribution amount per pay check (whether increasing or decreasing such amount) shall take effect as of the Offering Date for the next following Offering Period. A Participant may discontinue his or her participation in the Plan as provided in Section 10.

(d) Company’s Rights to Adjust Payroll Deductions.    Notwithstanding anything to the contrary, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b)(ii) above, a Participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to a percentage less than that elected by the participant including to 0%. Payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

Section 7.    Grant of Options. On each Offering Date, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date that number of full Shares determined by dividing such Employee’s Account balance as of such Purchase Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12. Any Contributions that cannot be used to purchase Shares during such Offering Period will be carried forward in the Participant’s Account until the next Offering Period.

Section 8.    Exercise of Option.

(a) General Rule.    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the Participant’s Account balance as of the relevant Purchase Date. Any portion of the Participant’s Account

Balance that is not applied to the purchase of shares of Common Stock on any Purchase Date because such portion is not sufficient to purchase a whole Share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date (or continued to be carried over to successive Offering Periods), unless the Participant has elected not to participate during the next Offering Period, in which case the Participant’s entire remaining Account Balance shall be refunded to the Participant as soon as administratively feasible. The Shares purchased upon exercise of a purchase right hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant’s purchase right to purchase Shares hereunder is exercisable only by him or her.

(b) Pro Rata Allocation.    If the total number of Shares to be purchased by Participants under the Plan exceeds the number of Shares then available under the Plan, the Board shall make a pro rata allocation of the Shares remaining available in a uniform and non-discriminatory manner. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Board shall give written notice of such reduction to each affected Participant.

Section 9.    Delivery. As soon as administratively practicable after a Purchase Date, the number of Shares purchased by each Participant upon exercise of his or her option shall be registered in the name of each Participant, as appropriate, and deposited into an account established in the Participant’s name with the Designated Broker.

Section 10.    Voluntary Withdrawal; Termination of Employment.

(a) Withdrawal During an Offering Period.    A Participant may withdraw all but not less than all of his or her Account balance under the Plan at any time prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company’s payroll office or electronically completing the required documentation provided by the Company through the designated Broker, as directed by the Company’s payroll office. The Participant’s Account Balance will be paid to him or her promptly after receipt of his or her Notice of Withdrawal and his or her option for the current period will be automatically terminated, and no further payroll deductions for the purchase of Shares will be made during the Offering Period. The termination of such Option shall be irrevocable, and the Participant may not subsequently rejoin that same Offering Period for which the terminated Option was granted.

(b) Termination of Employment.    Upon termination of the Participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, his or her Account balance will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her purchase right will be automatically terminated. In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the Employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and his or her Account Balance will be returned to him or her as soon as administratively practicable and his or her purchase right terminated.

(c) Subsequent Participation.    A Participant’s withdrawal during an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

Section 11.    Interest.

No interest shall accrue on the Contributions (reflecting payroll deductions) of a Participant in the Plan.

Section 12.    Stock.

(a) Stock Subject to the Plan.    The maximum number of shares of Common Stock which may be sold under the Plan is (i) five hundred thousand (500,000). Such shares of Common Stock may be either authorized and unissued shares or issued shares heretofore or hereafter acquired and held as treasury shares, as the Board may from time to time determine. In the event that there is an increase or decrease in the number of issued shares of Common Stock by reason of any cause such as a stock split, reorganization, recapitalization, combination or exchange of stock, merger, consolidation, or any other change in the corporate structure without receipt or payment of consideration by the Company (see Section 17 below), the number of Shares then remaining for issue under the Plan shall, in each such event, be adjusted by the Board in proportion to the change in issued Common Stock resulting from such cause.

(b) Stockholder Rights.    The Participant shall have no interest or voting right in Shares covered by his or her purchase right until such purchase right has been exercised.

(c) Registering of Shares.    Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

Section 13.    Administration.

(a) General.    The Plan shall be administered by the Committee.

(b) Authority of the Board.    The Committee shall have the authority:

(i) to construe and interpret the Plan;

(ii) to determine eligibility for participation under the Plan;

(iii) to establish, amend or waive rules, procedures and regulations for its administration (including, but not limited to, prescribing the forms and terms of instruments for Participants’ Common Stock subscriptions and beneficiary designations); and

(iv) to take any such actions as may be necessary in order to comply with the requirements of Section 423 of the Code.

Offerings under the Plan may be subject to such provisions as the Committee shall deem advisable, and may be amended by the Committee from time to time. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.

(c) Powers of the Committee.    The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

(d) Indemnification.    No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Common Stock offering made under it. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith.

Section 14.    Designation of Beneficiary. A Participant may file a written designation of a beneficiary or beneficiaries who are to receive any of the benefits under this Plan in the form of shares of Common Stock and/or cash in the event of such Participant’s death prior to delivery of such benefits. Such designation of beneficiary or beneficiaries may be changed by the Participant at any time by written notice. Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by the Participant, the Committee shall deliver such benefits to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Committee shall deliver such benefits to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may deliver such benefits to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate. No designated beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in such benefits credited to the Participant under the Plan.

Section 15.    Transferability. Neither Contributions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

Section 16.    Reports. Statements of Account will be provided to participants by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any, in the Participant’s Account

Section 17.    Adjustments Upon Changes in Capitalization; Corporate Transactions. Subject to any required action by the stockholders of the Company, in the event of a stock split, stock dividend, reorganization, recapitalization, reclassification or combination of shares, merger, consolidation, spinoff, sale of assets or similar event, the Committee, in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems equitable, including but not limited to the following:

(i) the number and kind of shares or other securities that are reserved for issuance under the Plan,

(ii) the number and kind of share or other securities that are subject to outstanding purchase rights,

(iii) the appropriate Fair Market Value and other price determination applicable to the purchase rights, and/or,

(iv) any other affected term of such purchase right.

The Committee shall make all determination under this Section 17, and all such determinations shall be conclusive and binding.

Section 18.    Amendment or Termination.

(a) The Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate in light of, and consistent with, Section 423 of the Code, or otherwise; provided, however, that no such amendment shall be effective, without approval of the stockholders of the WMS, if stockholder approval of the amendment is required by Rule 16b-3 under the Exchange Act or any successor rule or Section 423 of the Code. The Committee also may terminate the Plan or the granting of options pursuant to the Plan at any time; provided, however, that the Committee shall not have the right to modify, cancel, or amend any outstanding option granted pursuant to the Plan before such termination unless each Participant consents in writing to such modification, amendment or cancellation.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each

Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

Section 19.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 20.    Conditions for Issuance of Shares. Shares shall not be issued with respect to the Plan unless such Shares and the issuance and delivery of such Shares pursuant to the Plan shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Section 21.    Term of Plan; Effective Date. The Plan shall become effective on July 1, 2009, subject to approval by the Company’s stockholders. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

Section 22.    Additional Restrictions of Rule 16b-3. The terms and conditions of purchase rights granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such purchase rights shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Section 23.    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of Shares purchased during an Offering Period under this Plan if such disposition or transfer is made: (i) within two (2) years from the Offering Date of the Offering Period in which such shares were purchased or (ii) within one (1) year after the Purchase Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized by the Participant, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

Section 24.    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option under the Plan shall be assumed or an equivalent option substituted by the successor corporation or a parent corporation or subsidiary corporation of the successor corporation (as such terms are defined in Code Sections 424(e) and (f)). In the event that the successor corporation refuses to assume or substitute for the option, any Offerings Period then in progress shall be shortened by setting a new Subscription Date and any Offering Period then in progress shall end on the new Subscription Date. The new Subscription Date shall be before the date of the Company’s proposed sale or merger. The Company shall notify each Participant in writing, at least ten (10) business days prior to the new Subscription Date, that the Subscription Date for the Participant’s option has been changed to the new Subscription Date and that the Participant’s option shall be exercised automatically on the new Subscription Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

Section 25.    Equal Rights and Privileges. All Employees of the Company (or of any Designated Subsidiary) will have equal rights and privileges under this Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and applicable Treasury regulations promulgated thereunder.

Section 26.    General Provisions.

(a) Employment.    Nothing in the Plan or in any related instrument shall confer upon any Employee Participant or other Employee any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of any Employee Participant or other Employee with or without cause.

(b) Governing Law.    The Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois, except to the extent governed or superseded by the laws of the United States.

(c) No Implied Rights.    Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board in accordance with the terms and provisions of the Plan.

(d) Successors.    All obligations of the Company under the Plan, with respect to purchase rights thereunder, shall be binding on any successor to the Company, whether the existence or such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

(e) Severability.    In the event that any provision of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of the Plan shall be unaffected thereby and shall remain in full force and effect in such jurisdiction, and any such invalid or unenforceable provision shall not be considered invalid and unenforceable in any other jurisdiction.

Section 27.    Non-Exclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options otherwise than under this Plan, and such other incentive arrangements may be either generally applicable or applicable only in specific cases.

ANNEX B

WMS INDUSTRIES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking all previous proxies, hereby appoints BRIAN R. GAMACHE, ORRIN J. EDIDIN, SCOTT D. SCHWEINFURTH and KATHLEEN J. MCJOHN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 11, 2008 and at all adjournments thereof.

The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the following proposals, more fully described in the accompanying proxy statement. If no instructions are given by the undersigned, the shares represented by this proxy will be voted “FOR” the election of the nominees for directors designated by our Board of Directors and “FOR” proposals 2 and 3.

ANNUAL MEETING OF STOCKHOLDERS OF

WMS INDUSTRIES INC.

December 11, 2008

Note: Please mark, date,

sign and mail this proxy in

the prepaid envelope

enclosed for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND THE PROPOSALS LISTED BELOW. PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of Directors.
☐	FOR ALL NOMINEES LISTED

NOMINEES:

0  Harold H. Bach, Jr.

0  Robert J. Bahash

0  Brian R. Gamache

0  Patricia M. Nazemetz

0  Louis J. Nicastro

0  Neil D. Nicastro

0  Edward W. Rabin, Jr.

0  Ira S. Sheinfeld

0  Bobby L. Siller

0  William J. Vareschi, Jr.

☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
☐	FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “VOTE FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (•)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.

☐

	FOR	AGAINST	ABSTAIN
2. Approval of our Employee Stock Purchase Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
(3) Ratification of appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2009.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE PREPAID ENVELOPE ENCLOSED FOR THIS PURPOSE.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
NOTE:	Please sign exactly as your name(s) appear hereon. If signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.